AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WEBEX COMMUNICATIONS, INC.,

INTRANETS.COM, INC.

AND

THE OTHER PAR

TIES SIGNATORY HERETO

Dated as of August 1, 2005

2.28	Warranty Obligations	32
2.29	Foreign Corrupt Practices Act	32
2.30	Approvals	32
2.31	Takeover Statutes	33
2.32	Disclosure	33

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF ACQUIRER	33
3.1	Organization and Qualification	34
3.2	Authority Relative to this Agreement	34
3.3	No Conflicts	34
3.4	Investment Advisors	35

ARTICLE 4	CONDUCT PRIOR TO THE EFFECTIVE TIME	35
4.1	Conduct of Business of the Company	35
4.2	No Solicitation	37

ARTICLE 5	ADDITIONAL AGREEMENTS	37
5.1	Stockholder Approval	37
5.2	Access to Information	38
5.3	Confidentiality	38
5.4	Expenses	38
5.5	Public Disclosure	39
5.6	Approvals	39
5.7	FIRPTA Compliance	39
5.8	Notification of Certain Matters	39
5.9	Additional Documents and Further Assurances; Cooperation	39
5.10	Company’s Auditors	40
5.11	Takeover Statutes	40
5.12	Company Repurchases	40
5.13	Employment Matters	40
5.14	Company Director and Officer Indemnification	40

ARTICLE 6	CONDITIONS TO THE MERGER	41
6.1	Conditions to Obligations of Each Party to Effect the Merger	41
6.2	Additional Conditions to Obligations of the Company	41
6.3	Additional Conditions to the Obligations of the Acquirer and Merger Subsidiary	42

ARTICLE 7	SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVERNANTS AND AGREEMENTS; ESCROW PROVISIONS	44
7.1	Survival of Representations, Warranties, Covenants and Agreements	44
7.2	Escrow Provisions	44

ARTICLE 8		49
8.1	Termination	49

8.2	Effect of Termination	50
8.3	Amendment	50
8.4	Extension; Waiver

ARTICLE 9	MISCELLANEOUS PROVISIONS	51
9.1	Notices	51
9.2	Entire Agreement	52
9.3	Further Assurances; Post-Closing Cooperation	52
9.4	Remedies	52
9.5	Third Party Beneficiaries	52
9.6	No Assignment; Binding Effect	52
9.7	Invalid Provisions	53
9.8	Governing Law	53
9.9	Waiver of Trial by Jury	53
9.10	Headings	53
9.11	Counterparts	53
9.12	Specific Performance	53

ARTICLE 10	DEFINITIONS	53
10.1	Definitions	53

Exhibits

Exhibit A Form of Voting Agreement
Exhibit B Form of Delaware Certificate of Merger
Exhibit C Form of Escrow Agreement
Exhibit D Form of Company Officers’ Certificate
Exhibit E Form of Company Secretary’s Certificate
Exhibit F-1 Form of Company US Counsel Legal Opinion
Exhibit F-2 Form of Company Japan Counsel Legal Opinion
Exhibit G Form of Support Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of August 1, 2005, by and among WEBEX COMMUNICATIONS, INC., a Delaware corporation (“ACQUIRER”), ATLANTIC ACQUISITION SUBSIDIARY, INC., a Delaware corporation and wholly owned subsidiary of Acquirer (“Merger Subsidiary”) and INTRANETS.COM, INC., a Delaware corpora-tion (the “Company”), and solely with respect to Article 7 and Article 9, W CAPITAL PARTNERS, L.P., as Stockholder Agent. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

RECITALS:

A. The Boards of Directors of each of Acquirer, Merger Subsidiary and the Company have approved this Agreement, and deem it advisable, fair and in the best interests of their respective stockholders to effect the merger hereafter provided for, in which Merger Subsidiary would merge with and into the Company and the Company would become a wholly owned subsidiary of Acquirer (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agree-ment and the transactions contemplated hereby.

B. Prior to the Effective Time, all issued and outstanding Company Options, Company Warrants and Company Stock Purchase Rights shall be exercised or terminated.

C. As a condition and an inducement to the willingness of Acquirer and Merger Subsidiary to enter into this Agreement, certain stockholders of the Company have concurrently herewith executed Voting Agreements with Acquirer and Merger Subsidiary in substantially the form attached hereto as Exhibit A (“Voting Agreements”) pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Capital Stock owned by them in favor of the Merger.

D. The Company and Acquirer desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER
1.1     The Merger. At the Effective Time and upon the terms and subject to the condi-tions of this Agreement and the applicable provisions of Delaware Law, Merger Subsidiary shall be merged with and into the Company, the separate corporate existence of the Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation. The Company is sometimes referred to herein as the “Surviving Corporation.”

1.2     Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) is expected to take place on or about August 29, 2005 and will take place no later than five (5) Business Days following satisfaction or waiver of the conditions set forth in Article 6, at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2475 Hanover Street, Palo Alto, California, unless another place or time is agreed to by Acquirer and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument), in substantially the form attached hereto as Exhibit B (the “Delaware Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by the parties and set forth in the Delaware Certificate of Merger being referred to herein as the “Effective Time”).

1.3     Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the prop-erty, rights, privileges, powers and franchises of Merger Subsidiary and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Subsidiary and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4     Certificate of Incorporation and Bylaws of Surviving Corporation.

(a)     At the Effective Time, the certificate of incorporation of Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to conform to the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time until thereafter amended as provided by law and such certificate of incorporation and bylaws of the Surviving Corporation.

(b)     At the Effective Time, the bylaws of Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to conform to the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time until thereafter amended as provided by such bylaws, the certificate of incorporation and applicable law.

1.5     Directors and Officers of Surviving Corporation. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation.

1.6     Merger Consideration. At the Effective Time:

(a)     Series B Preferred Stock. Each share of Company Series B Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred

Stock held in the treasury of the Company immediately prior to the Effective Time, which shares shall be canceled and extinguished without any payment being made in respect thereof, or any Dissenting Shares)) shall be converted into the right to receive the (i) (x) Series B-1 Preferred Portion and (y) a proportionate interest in the Escrow Fund, (ii) (x) Series B-2 Preferred Portion and (y) a proportionate interest in the Escrow Fund, or (iii) (x) Series B-3 Preferred Portion and (y) a proportionate interest in the Escrow Fund, as applicable. All shares of Series B Preferred Stock converted pursuant to this Section1.6(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist after the Effective Time

(b)     Series C Preferred Stock. Each share of Company Series C Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred Stock held in the treasury of the Company immediately prior to the Effective Time, which shares shall be canceled and extinguished without any payment being made in respect thereof, or any Dissenting Shares)) shall be converted into the right to receive (x) the Series C Preferred Portion and (y) a proportionate interest in the Escrow Fund. All shares of Series C Preferred Stock converted pursuant to this Section 1.6(b) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist after the Effective Time

(c)     Series D Preferred Stock. Each share of Company Series D Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Series D Preferred Stock held in the treasury of the Company immediately prior to the Effective Time, which shares shall be canceled and extinguished without any payment being made in respect thereof, or any Dissenting Shares)) shall be converted into the right to receive (x) the Series D Preferred Portion and (y) a proportionate interest in the Escrow Fund. All shares of Series D Preferred Stock converted pursuant to this Section 1.6(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist after the Effective Time

(d)    Common Stock. Each share of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired without any payment being made in respect thereof and shall cease to exist after the Effective Time.

(e)    Notwithstanding anything contained herein to the contrary, in no event shall the amounts set forth in Section 1.6 (a), (b) and (c) when multiplied by all outstanding shares of Preferred Stock of the Company exceed the Upfront Consideration.

(f)     Notwithstanding the foregoing, no amounts shall be payable at the Effective Time with respect to any Dissenting Shares or any shares of Company Capital Stock with respect to which dissenters’ rights have not terminated. In the case of Dissenting Shares, payment shall be made in accordance with Section 1.7 and Delaware Law. In the case of any shares of Company Capital Stock with respect to which dissenters’ rights have not terminated as of the Effective Time, if such Shares become Dissenting Shares, payment shall be made in accordance with Section 1.7 and Delaware Law, and if, instead, the dissenters’ rights with respect to such shares of Company Capital Stock irrevocably terminate after the Effective Time, such shares shall be entitled to receive the Cash Consideration Portion applicable to such shares.

(g)     Cancellation of Company-Owned Stock. Each share of Company Capital Stock owned by the Company or any Subsidiary of the Company immediately prior to the Effective

Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of Acquirer or the Company.

(h)     Capital Stock of Merger Subsidiary. Each share of Merger Subsidiary common stock which is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, each share certificate of Merger Subsidiary theretofore evidencing ownership of any such shares shall evidence ownership of such shares of capital stock of the Surviving Corporation. Immediately following the Effective Time, Acquirer will be the sole and exclusive owner of the shares of capital stock of the Surviving Corporation.

(i)     Company Options, Company Warrants and Company Stock Plan. As of the Effective Time, the Company shall cause all unexpired and unexercised Company Options, Company Warrants and Company Stock Purchase Rights, then outstanding, whether vested or unvested, together with the Company Stock Plan, to be cancelled and extinguished, if not exercised, as of the Effective Time. Acquirer will not assume any Company Options, Company Warrants or Company Stock Purchase Rights or any Company Stock Plans.

(j)     Withholding Rights. Each of the Surviving Corporation and Acquirer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Acquirer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Acquirer, as the case may be.

(k)     Company Stock Splits, Dividends. If between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock or Company Preferred Stock is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares, or the like, the per Share amounts set out in Sections 1.6(a), (b) and (c) will be correspondingly adjusted to reflect such change.

1.7     Dissenting Shares.

(a)     Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent a right to receive merger consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the Delaware Law.

(b)     Notwithstanding the provisions of Section 1.7(a) above, if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive merger consideration as provided in Section 1.6, without interest thereon, upon surrender to the Company of the certificate representing such shares in accordance with Section 1.8.

(c)     The Company shall give Acquirer (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Acquirer or as may be required under applicable law, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

1.8     Exchange Procedures.

(a)     At the Closing, Acquirer shall deposit with the paying agent appointed by Acquirer and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Company Preferred Stock, cash in U.S. dollars in an amount equal to the Upfront Consideration minus the Stockholder Escrow Amount, which shall be deposited with the Escrow Agent (as defined below). Promptly after the Effective Time, Acquirer shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Company Capital Stock (other than shares of Company Capital Stock held by those persons described in Section 1.6(g)) a form of letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates shall pass only upon delivery of the certificates to Acquirer and shall be in such form and have such other provisions as Acquirer and the Company may reasonably specify) and instructions for use in effecting the surrender of the certificates that, immediately prior to the Effective Time, represented any of such shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates (or affidavit of loss or destruction in lieu thereof, including any suitable bond or indemnity that may be required by Acquirer or the Paying Agent in their sole discretion), together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, Acquirer shall promptly cause to be paid to the persons entitled thereto an amount equal to the price to which such person is entitled pursuant to Section 1.6 less any required tax withholdings, such payments to be made by wire transfer or check in accordance with the instructions, and delivered in person or by mail to the address, specified in the applicable letter of transmittal. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the reasonable satisfaction of Acquirer or the Paying Agent that such tax has been paid or is not applicable.

(b)     After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Capital Stock of the Company that were outstanding immediately prior to the Effective Time.

(c)     One hundred and eighty (180) days following the Effective Time, Acquirer shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent that have not been disbursed to holders of certificates or agreements formerly representing shares of Company Capital Stock outstanding on the Effective Time, and thereafter such holders shall be entitled to look to Acquirer only as general creditors thereof with respect to the merger consideration payable upon due surrender of their certificates or agreements.

(d)     Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses in connection with the exchange of cash for Company Capital Stock.

1.9     No Further Ownership Rights in Company Capital Stock. The merger consideration issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Company Capital Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

1.10     Company Employee and Senior Management Bonus Amount.

(a)     The Acquirer believes that the continued service of certain employees of the Company is a material factor in determining the valuation of the Company by Acquirer. Certain persons who have provided services to the Company shall be entitled to a specified portion of the Employee Bonus Amount pursuant to a schedule to be determined by the Board of Directors of the Company and approved by Acquirer. The Employee Bonus Amount payments shall be payable within fifteen (15) days after the Closing Date. In addition, certain of the Company’s senior managers (the “Senior Managers”) shall receive a portion of the Senior Manager Bonus Amount as determined by the Board of Directors of the Company and approved by Acquirer. The Senior Manager Bonus Amount payments shall be paid to each Senior Manager in accordance with agreements to be entered into between each Senior Manager and Acquirer which will generally provide that half of such payments will be made at the Closing and the remainder will be paid on the first anniversary of the Closing subject to certain conditions. The Senior Manager Escrow Amount shall be placed in the escrow as set forth in Section 1.12.

 1.11     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to effect the assignment to the Surviving Corporation of any and all Company Intellectual Property created by a founder, employee or consultant of the Company, or to complete and prosecute all domestic and foreign patent filings related to such Company Intellectual Property, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

1.12     Escrow Fund. On the Closing Date, Acquirer shall deposit the Escrow Amount, which shall consist of the Stockholder Escrow Amount, the Senior Manager Escrow Amount, the Dissenters Amount and the Disbursement Amount, with Heritage Bank of Commerce or another third person mutually satisfactory to Acquirer and the Stockholder Agent, as escrow agent (the “Escrow Agent”). The Escrow Amount shall be applied for the payment of any obligations relating to or arising out of breaches of representations, warranties or covenants of the Company contained herein, pursuant to the provisions of Article 7 hereof and an Escrow Agreement in the form attached hereto as Exhibit C.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to both Acquirer and Merger Subsidiary, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered sections and subsections of this Article 2 in the disclosure schedule and schedule of exceptions (the “Company Disclosure Schedule”) delivered herewith, dated as of the date hereof and signed by the President and Chief Executive Officer, and numbered with corresponding numbered and lettered sections and subsections, as follows:

2.1     Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation, and has full corporate power and authority to conduct its business as now conducted and as currently pro-posed to be conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business, makes such qualification, licensing or admission necessary, which states or jurisdictions are listed in
Section 2.1 of the Company Disclosure Schedule.

The Japan Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of Japan, and has full corporate power and authority to conduct its business as now conducted and as currently pro-posed to be conducted and to own, use, license and lease its Assets and Properties. The Japan Subsidiary is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business, makes such qualification, licensing or admission necessary, which states or jurisdictions are listed in Section 2.1 of the Company Disclosure Schedule.

2.2     Authority Relative to this Agreement. Subject only to the requisite approval of this Agreement by the stockholders of the Company, the Company has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto (the “Ancillary Agreements”) to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions con-tem-plated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the board of directors of the Company, the board of directors of the Company has unanimously approved this Agreement and the transactions contemplated hereunder and no other action on the part of the board of directors of the Company is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consumma-tion by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execu-tion and delivery hereof (and, in the case of the Ancillary Agreements to which Acquirer is a party, thereof) by Acquirer, each constitutes or will constitute, as applica-ble, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity; including, without limitation, principals of fiduciary duty.

2.3     Capital Stock.

(a)     The authorized capital stock of the Company consists only of 180,000,000 shares of Common Stock, $.001 par value per share (the “Company Common Stock”), of which 9,070,018 shares of Common Stock are issued and outstanding as of the date hereof, and 113,000,000 shares of Preferred Stock, $.001 par value per share (the “Company Preferred Stock”). The designation and status of the Company Preferred Stock is as follows: (i) no shares are designated as Series A Preferred Stock, (ii) 35,000,000 shares are designated as Series B Preferred Stock (the “Company Series B Preferred Stock”), 28,818,909, of which are issued and outstanding as of the date hereof, (iii) 42,000,000 shares are designated as Series C Preferred Stock (the “Company Series C Preferred Stock”), 41,099,268 of which are issued and outstanding as of the date hereof and (iv) 36,000,000 shares are designated as Series D Preferred Stock (the “Company Series D Preferred Stock”), 35,473,572 of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, no shares of Company Common Stock or Company Preferred Stock are held in treasury or are authorized or reserved for issuance.

(b)     Section 2.3(b) of the Company Disclosure Schedule lists the name, address and state of residence of each holder of Company Capital Stock, and the number of shares of Company Capital Stock held by such holder. Except as disclosed in Section 2.3(b) of the Disclosure Schedule, there are no other shares of Company Capital Stock outstanding.

(c)    With respect to each Company Option, Company Warrant, Company Stock Purchase Right, Restricted Stock Purchase Agreement or share of Company Restricted Stock or agreements, arrangements or understandings to which the Company is a party (written or oral) to issue any Options or any other equity securities with respect to the Company, Section 2.3(c) of the Company Disclosure Schedule sets forth the holder thereof, the number and type of securities issuable thereunder, and, if applicable, the exercise price therefor, the exercise period and vesting schedule thereof (including a specific description of the circumstances under which such vesting schedule for each such security can or will be accelerated). Except as set forth in Section 2.3(c) of the Company Disclosure Schedule, there are no outstanding Company Options, Company Warrants, Company Stock Purchase Rights, Restricted Stock Purchase Agreement or shares of Company Restricted Stock or agreements, arrangements or understandings to which the Company is a party (written or oral) to issue any Options with respect to the Company.

(d)     Other than as described in Section 2.3(a) and 2.3(c) above, there are (i) no other outstanding shares of capital stock or other equity securities of the Company and no other options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company is a party or by which the Company may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company’s capital stock or securities convertible into or exchangeable for the Company’s capital stock or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement; or (ii) no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the certificate of incorporation or bylaws of the Company, or any agreement or other arrangement to which the Company is a party (written or oral) or to which it is bound and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Common Stock or Equity Equivalents. There is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction or transfer applicable to any shares of Company Capital Stock pursuant to any contract to which the Company is a party.

(e)     All outstanding shares of Company Capital Stock are, and any shares of Company Capital Stock issued upon exercise of Company Options and the Company Warrants (subject to receipt of the exercise prices as provided therein) will be, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute or the Company’s certificate of incorporation or bylaws or rights similar to preemptive rights created by any agreement to which the Company is a party or by which the Company may be bound. All outstanding securities of the Company have been issued in compliance with applicable federal and state securities laws.

(f)     Except for the Voting Agreements, the Company is not a party or subject to any agreement or understanding, and, to the Company’s Knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Capital Stock, including any voting trust agreement or proxy.

(g)     Except as set forth in Section 2.3(g) of the Company Disclosure Schedule, no debt securities of the Company are issued and outstanding.

(h)     The authorized capital stock of the Japan Subsidiary consists only of 22,668 shares of Ordinary Voting Stock, 12,000 shares of Senior Preferred Voting Stock and 5,332 shares of Junior Preferred Non-Voting Stock (the “Subsidiary Capital Stock”) of which 12,180 shares of Ordinary Voting Stock, 3,340 shares of Senior Preferred Voting Stock and 1,333 shares of Junior Preferred Non-Voting Stock are issued and outstanding as of the date hereof. Section 2.3(h) of the Company Disclosure Schedule lists the name, address and country of residence of each holder of Subsidiary Capital Stock and the number of shares of Subsidiary Capital Stock held by such holder. Except as disclosed in Section 2.3(h) of the Disclosure Schedule, there are no other shares of Subsidiary Capital Stock outstanding.

2.4     No Subsidiaries. The Company has no other (and prior to the Closing will have no other) Subsidiaries and does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person, except for its ownership interest in Intranets KK of Tokyo, Japan (“Japan Subsidiary”).

2.5     Directors and Officers. The names of each director and officer of the Company on the date hereof, and his or her position with the Company, are listed in Section 2.5 of the Company Disclosure Schedule. The names of each director and officer of the Japan Subsidiary on the date hereof, and his or her position with the Japan Subsidiary, are listed in Section 2.5 of the Company Disclosure Schedule.

2.6     No Conflicts. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party does not and will not:

(a)     conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Company;

(b)     subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.6(b) of the Company Disclosure Schedule, if any, conflict with or result in a violation or breach of any Law or Order applicable to the Company or any of its Assets and Properties;

(c)     except as disclosed in Section 2.6(c) of the Company Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of (except for (A) the filing of the Delaware Certificate of Merger, together with the required officers’ certifi-cates; (B) such consents approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities laws; and (C) such filings as may be required under the HSR Act), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company is a party or by which any of the Company’s Assets and Properties is bound; or

(d)     conflict with or result in a violation or breach of any of the terms, conditions or provisions of the governing documents of the Japan Subsidiary or any agreement by which the Japan Subsidiary is bound.

2.7     Books and Records; Organizational Documents. The minute books and stock record books and other similar records of the Company have been provided or made available to Acquirer or its counsel prior to the execution of this Agreement, are complete and correct in all respects and have been maintained in accordance with reasonable business practices. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of the Company from the date of the Company’s incorporation through the date hereof. The Company has prior to the execution of this Agreement delivered to Acquirer true and complete copies of its certificate of incorporation and bylaws, both as amended through the date hereof. The Company is not in violation of any provisions of its certificate of incorporation or bylaws.

2.8     Company Financial Statements.

(a)     Section 2.8(a) of the Company Disclosure Schedule sets forth the Company Financials. The Company Financials delivered to Acquirer are correct and complete in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto as delivered to Acquirer prior to the date hereof, and, in the case of the Interim Financial Statements, subject to normal year-end adjustments, which adjustments will not be material in amount or significance). The Company Financials present fairly and accurately the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which adjustments will not be material in amount or significance and except that the Interim Financial Statements may not contain footnotes.

(b)     At the Audited Financial Statement Date and as of the Closing Date, except as set forth in Section 2.8(b) of the Company Disclosure Schedule, the Company had no and will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected on the Company Financials under GAAP applied on a basis consistent throughout the periods indicated and consistent with each other) not reflected in the Company Financials or the accompanying notes thereto, except for liabilities and obligations that have arisen in the ordinary course of business prior to the date of the Company Financials and which, under GAAP applied on a basis consistent throughout the periods indicated and consistent with each other, would not have been required to be reflected in the Company Financials, and except for liabilities incurred in the ordinary course of business since the Audited Financial Statement Date that have not resulted in material adverse effect on the Company.

(c)     Company maintains, and will maintain, a standard system of accounting established and administered in accordance with GAAP. Except as set forth in Section 2.8(c) of the Company Disclosure Schedule, since December 31, 2004 there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company. Neither Company nor its Subsidiaries has any “off-balance sheet arrangements” as such term is defined in Item 303(a) of Regulation S-K of the SEC.

(d)     Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements of Company and its Subsidiaries in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis and (vi) there are adequate procedures regarding prevention or timely detection of unauthorized acquisition, use or disposition of Company’s or its Subsidiaries’ assets. There are no significant deficiencies in the design or operation of Company’s internal controls over financial reporting which could adversely affect in any material respect Company’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting. There has been no fraud, whether or not material, that involved management or other employees of Company or any of its Subsidiaries who have a significant role in Company’s internal controls over financial reporting. Section 2.8(d) of the Company Disclosure Schedule lists, and Company has delivered to Acquirer complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls and such disclosure controls and procedures.

(e)     Since December 31, 2004, neither the Company nor any Subsidiary nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether made in writing or made orally to any director, executive officer, or inside or outside legal counsel to Company or any of its Subsidiaries, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices or any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof. No attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to Company’s Board of Directors or any committee thereof or to any director or officer of Company. Since December 31, 2004, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, Company’s Board of Directors or any committee thereof.

2.9     Absence of Changes. Except as expressly contemplated by this Agreement and except as disclosed in Section 2.9 of the Company Disclosure Schedule, since the Audited Financial Statement Date (unless otherwise indicated), the Company has conducted its business only in the ordinary course and, without limiting the generality of the foregoing:

(a)     the Company has not entered into any Contract, commitment or transaction, including involving a Business Combination, or incurred any Liabilities outside of the ordinary course of business consistent with past practice;

(b)     there has not been any material amendment or other material modification (or agreement to do so) or violation of the terms of, any of the Contracts set forth or described in Section 2.18(a) of the Company Disclosure Schedule, except as described in Section 2.9(b) of the Company Disclosure Schedule;

(c)     the Company has not entered into any transaction with any officer, director, stockholder, Affiliate or Associate of the Company, other than (i) pursuant to any Contract in effect on the Audited Financial Statement Date and identified in Section 2.9(c) of the Company Disclosure Schedule or (ii) pursuant to any contract of employment and listed pursuant to Section 2.18(a) of the Company Disclosure Schedule;

(d)     the Company has not entered into or amended any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company or Company Intellectual Property, other than as contemplated by the Contracts and Licenses disclosed in the Company Disclosure Schedule;

(e)     no Action or Proceeding has been commenced or, to the Company’s Knowledge, threatened in writing by or against the Company;

(f)     the Company has not declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or Equity Equivalents, or effected or approved any split, combination or reclassification of any Company Capital Stock or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Capital Stock or Equity Equivalents;

(g)     except for the issuance of shares of Company Capital Stock upon exercise or conversion of then-outstanding Company Options, Company Warrants, Company Stock Pur-chase Rights or Company Preferred Stock listed in Section 2.3(b) of the Company Disclosure Schedule, the Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Company Capital Stock or Equity Equivalents;

(h)    there has not been any amendment to the Company’s certificate of incorporation or bylaws;

(i)     there has not been any transfer (by way of a License or otherwise) to any Person of rights to any Company Intellectual Property;

(j)     the Company has not made or agreed to make any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien in an amount exceeding fifty thousand dollars ($50,000) individually or one hundred thousand dollars ($100,000) in the aggregate, on any Assets and Properties of the Company, other than dispositions of inventory, or nonexclusive licenses of products to Persons to whom the Company had granted licenses of its products at the Audited Financial Statement Date, in the ordinary course of business of the Company consistent with past practice;

(k)     the Company has not made or agreed to make any purchase of any Assets and Properties of any Person other than (i) acquisitions of inventory, or licenses of products, in the ordinary course of business of the Company consistent with past practice and (ii) other acquisitions in an amount not exceeding twenty thousand dollars ($20,000) in the case of any individual item or fifty thousand dollars ($50,000) in the aggregate;

(l)     since June 30, 2005, the Company has not made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets individually or in the aggregate in an amount exceeding fifty thousand dollars ($50,000);

(m)     the Company has not made or agreed to make payment, discharge or satisfaction, in an amount in excess of twenty-five thousand dollars ($25,000), in any one case, or fifty thousand dollars ($50,000) in the aggregate, of any claim, Liability or obligation, other than the payment, discharge or satisfaction in the Company’s ordinary course of business of Liabilities reflected or reserved against in the Company Financials;

(n)     the Company has not failed to pay or otherwise satisfy any Liabilities presently due and payable of the Company, except such Liabilities which are being contested in good faith by appropriate means or procedures and which, individually or in the aggregate, are immaterial in amount;

(o)     the Company has not incurred any Indebtedness or guaranteed any Indebtedness in an aggregate amount exceeding twenty-five thousand dollars ($25,000) or issued or sold any debt securities of the Company or guaranteed any debt securities of others;

(p)     the Company has not granted any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, true, accurate and complete copies of which have been delivered to Acquirer and the terms of which are disclosed in Section 2.9(p) of the Company Disclosure Schedule;

(q)    except pursuant to a Contract disclosed to Acquirer pursuant to Section 2.9(c) or Section 2.18 of the Company Disclosure Schedule, the Company has not granted or approved any increase of greater than five percent (5%) in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, stockholder, employee or independent contractor of, or advisor or consultant to, the Company which is not set forth on the list dated July 20, 2005 delivered to Acquirer in connection herewith;

(r)     the Company has not paid or approved the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, stockholder, employee or independent contractor of, or consultant or advisor to, the Company);

(s)     the Company has not established or modified any (i) targets, goals, pools or similar provisions under any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement or (ii) salary ranges, increased guidelines or similar provisions in respect of any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement; and

(t)     the Company has not entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing, including with respect to any Business Combination not otherwise restricted by the foregoing paragraphs.

2.10     No Undisclosed Liabilities. Except as reflected or reserved against in the Company Financials (including the notes thereto) or as disclosed in Section 2.10 of the Company Disclosure Schedule, there are no Liabilities of, relating to or affecting the Company or any of its Assets and Properties, other than Liabilities incurred in the ordinary course of business consistent with past practice since the Audited Financial Statement Date and in accordance with the provi-sions of this Agreement which, individually and in the aggregate, are not material to the Business or Condition of the Company.

2.11     Taxes. Except as set forth in Section 2.11 of the Company Disclosure Schedule:

 (a)     All Tax Returns required to have been filed by or with respect to the Company, any Subsidiary or any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member (a “Relevant Group”) have been duly and timely filed (including any extensions), and each such Tax Return correctly and completely reflects Tax liability and all other information required to be reported thereon. All such Tax Returns are true, complete and correct in all material respects. All Taxes due and payable by the Company, any Subsidiary or any member of a Relevant Group, whether or not shown on any Tax Return, or claimed to be due by any Tax Authority, for periods (or portions of periods) covered by the Company Financials, have been paid or accrued on the balance sheet included in the Company Financials.

(b)     The unpaid Taxes of the Company and each Subsidiary (i) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for Liability for Income Tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) or Other Tax set forth on the face of the most recent balance sheet included in the Company Financials and (ii) will not exceed by any material amount such reserve as adjusted for opera-tions and transactions in the ordinary course of business at the Effective Time.

(c)     Neither the Company nor any Subsidiary is a party to any agreement extending the time within which to file any Tax Return. No claim has ever been made by a Taxing Authority of any jurisdiction in which the Company, any Subsidiary or any member of any

Relevant Group files Tax Returns that the Company, such Subsidiary or such member is or may be subject to taxation by that jurisdiction.

(d)     The Company, each Subsidiary and each member of any Relevant Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

(e)     Neither the Company nor any Subsidiary has knowledge of any actions by any Taxing Authority in connection with assessing additional Taxes against or in respect of it or any Relevant Group for any past period. There is no dispute or claim concerning any Tax Liability of the Company, any Subsidiary or any Relevant Group either (i) threatened, claimed or raised by any Taxing Authority or (ii) of which the Company is otherwise aware. There are no Liens for Taxes upon the Assets and Properties of the Company, any Subsidiary or any Relevant Group other than Liens for Taxes not yet due. Section 2.11(e) of the Company Disclosure Schedule indicates those Tax Returns, if any, of the Company, each Subsidiary and each member of any Relevant Group that have been audited or examined by Taxing Authorities, and indicates those Tax Returns of the Company, each Subsidiary and each member of any Relevant Group that currently are the subject of audit or examination. The Company has delivered to Acquirer complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company, each Subsidiary and each member of any Relevant Group since the fiscal year ended December 31, 2001.

(f)     There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, the Company or with respect to any Tax assessment or deficiency affecting the Company, any Subsidiary or any Relevant Group.

(g)     Neither the Company nor any Subsidiary has received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

(h)     Neither the Company nor any Subsidiary has any liability for the Taxes of any Person other than the Company or any Subsidiary (i) under section 1.1502-6 of the Income Tax Regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(i)     The Company (i) has neither agreed to make nor is required to make any adjustment under section 481 of the Code by reason of a change in accounting method and (ii) is not a “consenting corporation” within the meaning of section 341(f)(1) of the Code.

(j)     Neither the Company nor any Subsidiary is a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

(k)     Neither the Company nor any Subsidiary is involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that is treated as a partnership for federal, state, local or foreign Income Tax purposes.

(l)     The Company was not included and is not includible in the Tax Return of any Relevant Group with any corporation other than such a return of which the Company is the common parent corporation.

(m)     The Company has not made any payments, is not obligated to make any payments, nor is a party to any contract, agreement or arrangement covering any current or former employee or consultant of the Company that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in section 280G of the Code or the Income Tax Regulations thereunder or would result in an excise tax to the recipient of any such payment under section 4999 of the Code.

(n)     Notwithstanding anything else set forth herein, the Company makes no representation regarding the size or utilization by the Acquirer, the Company or any of their respective Affiliates after the Effective Time of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company under (i) section 382 of the Code, (ii) section 383 of the Code, (iii) section 384 of the Code, or (iv) section 1502 of the Code or the Income Tax Regulations promulgated thereunder.

(p)     Each material election with respect to income Taxes affecting the Company are set forth in Section 2.11(o) of the Company Disclosure Schedule.

(q)     The Company is not nor has it ever been a United States real property holding corporation within the meaning of section 897(c)(1)(A)(ii) of the Code.
None of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of section 168 of the Code. The Company is not a party to any “safe harbor lease” that is subject to the provisions of section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any “long-term contract” within the meaning of section 460 of the Code.

(r)     The Company

(i) has substantial authority for the tax treatment of, or

(ii) has a reasonable basis for the tax treatment of and has disclosed (in accordance with section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns,

all positions taken on its relevant federal income Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662(d) of the Code.

(s)     The Company has not participated and is not participating in any “reportable transaction” within the meaning of section 1.6011-4(b) of the Income Tax Regulations.

(t)     The Company has been neither a “distributing corporation” nor a “controlled corporation” (both within the meaning of section 355(e) of the Code) in a distribution purported to be governed by section 355 of the Code.

2.12    Legal Proceedings.

(a)    Except as set forth in Section 2.12(a) of the Company Disclosure Schedule:

(i) there are no Actions or Proceedings pending or, to the Company’s Knowledge, threatened against, relating to or affecting the Company or any of its Assets and Properties or the Japan Subsidiary or any of its Assets or Properties;

(ii) to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting the Company or any of its Assets and Properties; and

(iii) the Company has not received written notice, and does not otherwise have Knowledge of any Orders outstanding against the Company.

(b)     Prior to the execution of this Agreement, the Company has delivered to Acquirer all responses of counsel for the Company to auditor’s requests for information for the preceding three (3) years (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company. Section 2.12(b) of the Company Disclosure Schedule sets forth all Actions or Proceedings relating to or affecting, or, to the Company’s Knowledge, threatened against, the Company or any of its Assets and Properties during the three (3) year period prior to the date hereof.

2.13     Compliance with Laws and Orders. Neither the Company nor to the Company’s Knowledge any of its directors, officers, Affiliates, agents or employees has violated in any material respect since the incorporation of the Company, or is currently in default or violation in any material respect under, any Law or Order applicable to the Company or any of its Assets and Properties, and the Company has no Knowledge of any claim of violation, or of any actual violation, of any such Laws and Orders by the Company since the incorporation of the Company.

2.14     Employee Benefit Plans and Employee Matters.

(a)     The Company has provided Acquirer with a complete and accurate list setting forth all employees, advisors and consultants of the Company and any Subsidiary as of the date hereof together with their titles or positions, dates of hire, regular work location and current compensation. Neither the Company nor any Subsidiary has any employment contract with any officer or employee or any other consultant or Person which is not terminable by the Company or such Subsidiary at will without liability, except as the right of the Company or such Subsidiary to terminate its employees at will may be limited by applicable federal, state or foreign law. Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any Plans.

(b)     The Company and each Subsidiary has made available to Acquirer true, complete and correct copies of (i) each Plan (or, in the case of any unwritten Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Plan (if any such report was required), (iii) the most recent summary plan description for each Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Plan and (v) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit. Each Plan complies in all material respects with applicable laws, including, without limitation, ERISA and the Code.

(c)    Each Plan has been maintained, funded, operated and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to, ERISA, the Code, and the Health Insurance Portability and Accountability Act of 1996. Each Plan that is intended to be qualified under Section 401(a) of the Code and each trust forming a part thereof that is intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS as to its qualification and tax-exempt status and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax-exempt status of such related trust. No event has occurred and, to the Company’s Knowledge, there currently exists no condition or set of circumstances in connection with which the Company could reasonably be expected to be subject to any liability under the terms of any Plans, ERISA, the Code or any other applicable law, including any liability under Title IV of ERISA. Each Plan can be amended or terminated in accordance with its terms and any applicable law without any material liability to the Company other than for benefits accrued or incurred before such amendment or termination. No Plan is a plan subject to Title IV of ERISA. No Plan is a “multiemployer plan” as defined in Section 3(37) of the ERISA and 414(f) of the Code, nor a “multiple employer plan” as described in Section 4063(a) of ERISA and 413 of the Code, and neither the Company nor any Person which, together with the Company, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code has ever contributed or had an obligation to contribute to any such plans.

(d)     Except as set forth in Section 2.14(d) of the Company Disclosure Schedule, no director, officer, consultant or other employee of the Company or any Subsidiary will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Company or any Subsidiary) solely as a result of the transactions contemplated hereby.

(e)     No Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company or any Subsidiary (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to COBRA).

(f)     There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any Subsidiary or any of its affiliates relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Audited Financial Statement Date.

2.15     Real Property.

(a)     The Company does not own any real property. All of the fixed assets and properties reflected in the Company Financials or acquired after the Financial Statement Date are in good operating condition and repair (subject to normal wear and tear and scheduled maintenance, having regard to their use and age). The Company has good and valid title to, or valid leasehold interests in, all tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens or encumbrances.

(b)     Section 2.15(b) of the Company Disclosure Schedule contains a complete and accurate list of all real property leased or subleased to or by the Company in the last five (5) years (the “Properties”), the name of the lessor and the date of the lease. The Company does not have any options to purchase any such Properties or any other real property. The Properties are held under valid, existing and enforceable leases, true and correct copies of which have been delivered to the Acquirer. The Properties and the operations of the Company thereon do not to the Company’s Knowledge, violate any applicable material building code, zoning requirement or classification, or pollution control ordinance or statute relating to the Properties or to such operations.

2.16     Tangible Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since the Audited Financial Statement Date, other than property disposed of since such date in the ordinary course of business consistent with past practice. Except as disclosed in Section 2.16 of the Company Disclosure Schedule, all such tangible personal property (including plant, property and equipment) is free and clear of all Liens, and is in good working order and condition in all material respects, ordinary wear and tear excepted, and to the Company’s Knowledge its use complies in all material respects with all applicable Laws.

2.17     Intellectual Property.

(a)     Section 2.17(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property (including all trademarks and service marks that the Company has used with the intent of creating or benefiting from any common law rights relating to such marks) and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(b)     The Company has all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Company Intellectual Property necessary to the conduct of its business as currently conducted.

(i) Except as set forth in Section 2.17(b)(i) of the Company Disclosure Schedule, each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.17(a) of the Company Disclosure Schedule, is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any License disclosed under Section 2.17(f) of the Company Disclosure Schedule) and is free and clear of any Liens. Without limiting the generality of the foregoing, the Company owns exclusively all trademarks, service marks and trade names used by the Company in connection with the operation or conduct of the business of the Company as currently conducted or as currently contemplated to be conducted, including the sale of any products or technology or the provision of any services by the Company; provided, however, that the Company may use trademarks, service marks and trade names of third parties which are licensed to the Company, as disclosed under Section 2.17(f) of the Company Disclosure Schedule, or are in the public domain.

(ii) Without limiting the generality of the foregoing, the Company owns exclusively, and has good title to, each copyrighted work that is a Company product and each other work of authorship that the Company otherwise purports to own or is used by the Company in connection with the operation or conduct of the business of the Company as currently conducted or provision of services by the Company, other than works disclosed under Section 2.17(f) of the Company Disclosure Schedule.

(c)     To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company has a written agreement with such Person as listed on Section 2.17(f) of the Company Disclosure Schedule.

(d)     Except pursuant to agreements described in Section 2.17(e)of the Company Disclosure Schedule, the Company has not transferred ownership of any Intellectual Property that is or was Company Intellectual Property, to any other Person.

(e)     Except as set forth in Section 2.17(d) of the Company Disclosure Schedule, the Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Company’s business as it currently is conducted and as is currently contemplated to be conducted, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Company (including products, technology, or services currently under development).

(f)     Section 2.17(f)(i) of the Company Disclosure Schedule lists all Contracts (including all inbound Licenses) to which the Company is a party that grant licenses to Intellectual Property, other than standard Licenses for off-the-shelf, shrink-wrap software or “open source” code that is commercially available on reasonable terms to any Person for a license fee of no more than five thousand dollars ($5,000). Except as set forth in Section 2.17(f)(ii) of the Company Disclosure Schedule, the Company is not in breach of, nor has it failed to perform under any of the foregoing Contracts and Licenses and, to the Company’s Knowledge, no other party to such Contracts and Licenses is in material breach of or has materially failed to perform thereunder.

(g)     Section 2.17(g)(i) of the Company Disclosure Schedule lists all Contracts, Licenses and agreements between the Company and any other Person, other than standard Licenses for off-the-shelf, shrink-wrap software or “open source” code that is commercially available on reasonable terms to any Person for a license fee of no more than five thousand dollars ($5,000), wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company. Except as set forth in Section 2.17(g)(ii) of the Company Disclosure Schedule, the Company is not in breach of, nor has it failed to perform under any of the fore-going Contracts, Licenses and agreements and, to the Company’s Knowledge, no other party to such Contracts, Licenses and agreements is in breach of or has failed to perform thereunder.

(h)     Except as set forth in Section 2.17(h) of the Company Disclosure Schedule, the operation of the business of the Company (i) as currently conducted or (ii) as currently contemplated to be conducted, including the Company’s design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company, does not (A) infringe or misappropriate the Intellectual Property of any Person, (B) violate any term or provision of any License or Contract concerning such Intellectual Property, (C) violate the rights of any Person (including rights to privacy or publicity), or (D) constitute unfair competition or an unfair trade practice under any Law, and the Company has not received written notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of third party patent or other Intellectual Property rights from a potential licensor of such rights, nor is the Company aware of any basis for any such claim.

(i)     Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions where the Company has filed documents for such purpose, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Section 2.17(i)(i) of the Company Disclosure Schedule lists all actions that must be taken by the Company within one hundred eighty (180) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired ownership of any Intellectual Property rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by and required to protect the Company’s ownership rights in and to such Intellectual Property in accordance with applicable Laws, the Company has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in any foreign jurisdiction where the Company has filed documents for such purpose, as the case may be. To the Company’s Knowledge, there are no facts or circumstances that would render any Company Registered Intellectual Property invalid or unenforceable other than as set forth on Section 2.17(i)(ii) of the Company Disclosure Schedule. Without limiting the foregoing, to the Company’s Knowledge, no information, materials, facts, or circumstances exists, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property. The Company has not misrepresented, or failed to disclose, and is not aware of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise effect the validity or enforceability of any Company Registered Intellectual Property.

(j)     Except as set forth in Section 2.17(j) of the Company Disclosure Schedule, there are no Contracts or Licenses between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute (or, to the Company’s Knowledge, facts that may reasonably lead to a dispute) known to the Company, including any dispute or facts that may reasonably lead to a dispute regarding the scope of the Intellectual Property Rights granted in such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company thereunder.

(k)     To the Company’s Knowledge, no Person is infringing or misappropriating any Company Intellectual Property owned by the Company.

(l)     The Company has taken all commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality. Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth as Attachment 2.17(l) to the Company Disclosure Schedule, and all current and former employees, consultants and independent contractors of the Company, except as set forth in Section 2.17(l) of the Company Disclosure Schedule, have executed such an agreement and copies of all such agreements have been provided to Acquirer or made available to Acquirer for review.

(m)     No Company Intellectual Property owned by the Company, or any product, technology or service of the Company, or to the Company’s Knowledge, any other Company Intellectual Property, is subject to any Order, Action or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

(n)     Neither this Agreement nor any transactions contemplated by this Agreement will result in Acquirer’s or the Surviving Corporation granting any rights or licenses with respect to the Intellectual Property of Acquirer or the Surviving Corporation to any Person pursuant to any Contract to which the Company is a party or by which any of its Assets and Properties are bound. Neither this Agreement nor any transaction contemplated by this Agreement will result in the loss of any ownership or License rights of the Company, prior to the Closing Date, or the Surviving Corporation, from and after the Closing Date, in any of the Company Intellectual Property or require or obligate Acquirer or the Surviving Corporation (i) to grant to any third party any rights or licenses with respect to any Company Intellectual Property; or (ii) to pay any royalties or other amounts. Neither this Agreement nor any transaction contemplated by this

Agreement will give to any third party the right to terminate, in whole or in part, any Contracts or Licenses to which the Company is a party with respect to any Intellectual Property, except for the Contracts or Licenses set forth in Section 2.17(n) of the Company Disclosure Schedule.

(o)     Section 2.17(o)(i) of the Company Disclosure Schedule sets forth a list of (i) all software which the Company has licensed from any third party which is used by the Company in its products, in providing services or otherwise in its business (other than standard off-the-shelf, shrink-wrap software that is commercially available on reasonable terms to any Person for a license fee of no more than five thousand dollars ($5,000)) and (ii) a list of all “freeware,”“shareware” and “open source” code incorporated into any product now or heretofore shipped by the Company. Except as set forth on Section 2.17(o)(ii) of the Company Disclosure Schedule, each of Company’s existing and currently manufactured and marketed software products, and each of Company’s databases and systems owned, used, developed or licensed by Company: (i) does not contain, or is not derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux), or similar licensing or distribution models; and (ii) does not require as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge (“Publicly Available Software”). Except as set forth in Section 2.17(o)(iii) of the Company Disclosure Schedule, no Publicly Available Software is used in whole or in part by Company in the development of any of Company’s software in a manner that may subject Company’s software to the license obligations of any Publicly Available Software.

(p)     The Company has taken all commercially reasonable steps to protect and preserve its exclusive ownership of Company Intellectual Property. The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company Intellectual Property. In the event that a consultant is (or was) concurrently employed by the Company and a third party, the Company has taken additional steps to ensure that any Company Intellectual Property developed by such a consultant does not belong to the third party or conflict with the third party’s employment agreement. To the Company’s Knowledge, no employee or officer of or consultant to the Company is in violation of any term of any employment Contract, proprietary information and inventions agreement, non-competition agreement, or any other contract relating to the relationship of any such employee or consultant with the Company or any previous employer.

(q)     For purposes of this Section 2.17 the word “Company” shall be deemed to mean the Company and its Subsidiaries.
2.18 Contracts.

(a)     Section 2.18(a) of the Disclosure Schedule (with paragraph references corre-spond-ing to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies of which or, if none, reasonably complete and accurate written descriptions thereof, together with all amendments and supple-ments thereto and all waivers of any terms thereof, have been provided to or made available to

Acquirer prior to the execution of this Agreement), to which the Company is a party or by which any of its Assets and Properties is bound:

(i)     (A) all Contracts to which the Company is a party (excluding Plans) providing for a commitment of employment or consultant services for a specified or unspecified term, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communi-ca-tions or courses of conduct involving an obligation of the Company to make payments (with or without notice, passage of time or both) to any Person in con-nec-tion with, or as a consequence of, the transactions contemplated hereby or to any employee who is disclosed in Section 2.21(b)(i) of the Disclosure Schedule, other than with respect to salary or incentive compensation payments in the ordinary course of business consistent with past practice;

(ii)     all Contracts to which the Company is a party with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company or prohibiting or limiting disclosure of confidential or proprietary information;

(iii)     all partnership, joint venture, stockholders’ or other similar Contracts to which the Company is a party with any Person;

(iv)     all Contracts to which the Company is a party relating to Indebtedness in an amount of fifty thousand dollars ($50,000) or more of the Company;

(v) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(vi)     all Contracts to which the Company is a party entered into outside the ordinary course of business (A) with independent contractors, distributors, dealers, manufacturers’ representatives, sales agencies or franchisees, (B) with aggregators, manufacturers and equipment vendors, and (C) with respect to the sale of services, products or both, to customers;

(vii)     all guarantees of any Indebtedness made by the Company or other obligations of the Company to any Person, including, but not limited to, any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person;

(viii)     all Contracts to which the Company is a party relating to (A) the future disposition or acquisition of any Assets and Properties with an aggregate value of fifty thousand dollars ($50,000) or more, and (B) any Business Combination;

(ix)    all Contracts between or among the Company, on the one hand, and any current or former officer, director, stockholder, Affiliate or Associate of the Company or any Associate of any such officer, director, stockholder or Affiliate, on the other hand;

(x)     all collective bargaining or similar labor contracts to which the Company is a party;

(xi)     all Contracts to which the Company is a party that (A) limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages, (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition or (C) require the Company to maintain insurance in certain amounts or with certain coverage;

(xii)     all Contracts to which the Company is a party that are necessary for the conduct of the business of the Company as currently conducted;

(xiii)    any Contract to which the Company is a party that expires or may be renewed at the option of any Person other than the Company, so as to expire more than one (1) year after the date of this Agreement;

(xiv)    any Contract to which the Company is a party that is not terminable by the Company upon thirty (30) days (or less) notice by the Company without penalty or obligation to make payments based on such termination and which (i) requires payments by the Company in excess of twenty-five thousand dollars ($25,000) (either alone or pursuant to a series of related contracts) or (ii) requires the Company (or the Surviving Corporation) to provide services to any Person after the Closing;

(xv)     all powers of attorney and comparable delegations of authority; and

(xvi)    all other Contracts not otherwise required to be disclosed above in Section 2.18(a) of the Disclosure Schedule which are material to the Business or Condition of the Company.

(b)     Each Contract required to be disclosed in Section 2.18(a) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agree-ment, enforceable in accordance with its terms, and to the Company’s Knowledge, each other party thereto; and except as disclosed in Section 2.18(b) of the Company Disclosure Schedule, to the Company’s Knowledge, no other party to such Contract is, nor has received written notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

(c)     Except as disclosed in Section 2.18(c) of the Company Disclosure Schedule, the Company is not a party to or bound by any Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other similar Contracts, materially adverse to the Business or Condition of the Company as currently conducted or as currently proposed to be conducted or that has been or could reasonably be expected to result, individually or in the aggregate with any such other Contracts in Losses to the Company or be materially adverse to the Business or Condition of the Company as currently conducted or as currently proposed to be conducted.

(d)     Except as disclosed in Section 2.18(d) of the Company Disclosure Schedule, the Company is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits the Company’s ability to compete with any Person in any line of business or in any area or territory.

(e)     Section 2.18(e) of the Company Disclosure Schedule, lists all contracts of the Japan Subsidiary.

2.19     Insurance. The Company has provided Acquirer with copies of all insurance policies to which the Company is a party or is a beneficiary or named insured. All of the insurance policies and all such insurance policies are in full force and effect. Since the Company’s incorporation, there have been no claims in excess of fifty thousand dollars ($50,000) asserted under any of the insurance policies of the Company in respect of all general liability, professional liability, errors and omissions, property liability and worker’s compensation and medical claims.

2.20     Affiliate Transactions.

(a)     Except as disclosed in Section 2.9(c) or Section 2.20(a) of the Company Disclosure Schedule, (i) there are no Contracts or Liabilities between the Company, on the one hand, and (A) any current or former officer, director, stockholder, or to the Company’s Knowl-edge, any Affiliate or Associate of the Company or (B) any Person who, to the Company’s Knowledge, is an Associate of any such officer, director, stockholder or Affiliate, on the other hand, (ii) the Company does not provide or cause to be provided any assets, services or facilities to any such current or former officer, director, stockholder, Affiliate or Associate, (iii) neither the Company nor any such current or former officer, director, stockholder, Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Company and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, stockholder, Affiliate or Associate.

(b)     Except as disclosed in Section 2.20(b) of the Company Disclosure Schedule, each of the Contracts and Liabilities listed in Section 2.20(a) of the Company Disclosure Schedule were entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or incurred on an arm’s length basis on competitive terms. Any Contract to which the Company is a party and in which any director of the Company has a financial interest in such Contract was approved by a majority of the disinterested members of the board of directors of the Company and/or stockholders of the Company, as the case may be, in accordance with section 144 of Delaware Law.

2.21     Employees; Labor Relations.

(a)     There are no controversies or labor disputes or union organization activities pending or threatened between the Company and any of its employees. None of the employees of the Company belongs to any union or collective bargaining unit which represents employees of the Company in negotiations with the Company. The Company has complied with all applicable foreign, state and federal equal employment opportunity and other laws and regulations related to employment or working conditions. The Company is not the subject of any material proceeding asserting that the Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Company’s Knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company.

(b)    Each Person who is an employee of the Company is employed at will. Each Person who is an independent con-tractor of the Company is properly classified as an independent contractor for purposes of all employment related Laws and all Laws concerning the status of independent contractors. Except as described in Section 2.21(b) of the Company Disclosure Schedule, the completion of the trans-actions contemplated by this Agree-ment will not result in any payment or increased pay-ment becoming due from the Company to any current or former officer, director, or employee of, or consultant to, the Company, and to the Company’s Knowledge no employee of the Company has made any threat, or otherwise revealed an intent, to terminate such employee’s relationship with the Company, for any reason, including because of the consummation of the transactions contemplated by this Agreement.

(c)     Since January 1, 2001 there have been no federal or state claims made against the Company based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim. The Company has complied in all material respects with all laws related to the employment of employees and, except as set forth in Section 2.21(c) of the Company Disclosure Schedule, the Company has not received any written notice of any claim that it has not complied in any material respect with any Laws relating to the employment of employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

(d)     The Company has no written policies and/or employee handbooks or manuals except as described in Section 2.21(d) of the Company Disclosure Schedule. True and correct copies of all of such written policies and/or employee handbooks or manuals have been provided to Acquirer.

(e)     To the Company’s Knowledge, no officer, employee or consultant of the Company is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with the Company’s business as currently conducted or as reasonably contem-plated to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently con-ducted or as reasonably contemplated to be conducted, nor any authorized activity of such officers, employees or consultants in connection with the carrying on of the Company’s business as presently conducted or as reasonably contemplated to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition prece-dent to any rights under any Contract or other agreement under which the Company is bound

(f)     Each current and former employee, officer, independent contractor and consultant of the Company has executed a Proprietary Information and Inventions Agreement. No current or former employee, officer, independent contractor or consultant of the Company has excluded works or inventions with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s Proprietary Information and Inventions Agreement.

2.22     Environmental Matters. Except as set forth in Section 2.22 of the Company Disclosure Schedule:

(a)     The Company possesses any and all Environmental Permits necessary to or required for the operation of its business as currently conducted or as reasonably contemplated to be conducted.

(b)     The Company is in compliance with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

(c)     Neither the Company nor any predecessor of the Company nor any entity previ-ously owned by the Company has received any written notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of Environmental Law, and there is no outstanding civil, criminal or administrative investigation, action, suit hearing or proceeding pending or threatened against the Company pursuant to any Environmental Law.

(d)     Neither the Company nor any predecessor of the Company nor any entity previously owned by the Company has any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material and any violation of Environmental Law, and there have been no events, facts or circumstances which could form the basis of any such obligation or liability.

(d)     To the Company’s Knowledge, no Releases of Hazardous Material(s) have occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site.

(f)     Neither the Company, nor any predecessor of the Company, nor any entity previously owned by the Company, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at, from or to any site or other location.

(g)     To the Company’s Knowledge, no Site is a current or proposed Environmental Clean-up Site.

(h)     To the Company’s Knowledge, there are no Liens under or pursuant to any Environmental Law on any Site.

(i)     To the Company’s Knowledge, there is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site. To the Company’s Knowledge, any underground storage tank meets all current applicable upgrade requirements.

(j)     To the Company’s Knowledge, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted with respect to any Site which have not been delivered to Acquirer prior to execution of this Agreement.

(k)     The Company is not a party, whether as a direct signatory or as successor, assign, third party beneficiary, guarantor or otherwise, to, and is not otherwise bound by, any lease or other contract under which the Company is obligated or may be obligated by any representation, warranty, covenant, restriction, indemnification or other undertaking respecting Hazardous Materials or under which any other person is or has been released respecting Hazardous Materials.

(l)     The Company and any predecessors of the Company and any entity previously owned by the Company have provided all notifications and warnings, made all reports, and kept and maintained all records required pursuant to Environmental Laws.

2.23   Substantial Customers and Suppliers. The Company has provided Acquirer with the list of sales by customer of the Company as of June 30, 2005, collectively, on the basis of revenues collected or accrued for the most recent complete fiscal year. Section 2.23(a) of the Company Disclosure Schedule lists suppliers of the Company with annual purchases of goods or services of at least $100,000 purchased for the most recent fiscal year. Except as disclosed in Section 2.23(b) of the Company Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company since December 31, 2004, or, to the Company’s Knowledge, has threatened in writing to cease or materially reduce such purchases or sales or provision of services after the date hereof. Except as disclosed in Section 2.23(c) of the Company Disclosure Schedule, to the Company’s Knowledge, no such customer or supplier is threatened with bankruptcy or insolvency.

2.24   Accounts Receivable. Except as set forth in Section 2.24 of the Company Disclosure Schedule, the accounts and notes receivable of the Company reflected on the Company Financials, and all accounts and notes receivable arising subsequent to the Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid, binding and enforceable obligations of the respective debtors, (c) are not subject to any presently asserted valid set-off or counterclaim and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

2.25    Inventory. All inventory of the Company reflected on the balance sheet included in the Company Financials consisted, subject to reasonable reserves, and all such inventory acquired since the Audited Financial Statement Date consists, of a quality and quantity usable and salable in the ordinary course of business as currently conducted or as reasonably contemplated to be conducted. Except as disclosed in the notes to the Company Financials or in Section 2.25 of the Company Disclosure Schedule, all items included in the inventory of the Company are the property of the Company free and clear of any Lien, have not been pledged as collateral, are not held by the Company on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

2.26     Other Negotiations; Brokers; Third Party Expenses.

(a)    Neither the Company nor to the Company’s Knowledge, any of its officers, directors, employees, agents, or, to the Company Knowledge, any of its stockholders or Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company or any such Affiliate) (i) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (ii) has entered into any Contract or had any discussions with any Person regarding any transaction involving the Company which could result in Acquirer, the Company or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby.

(b)     Except as set forth in Section 2.26(b) of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contem-plated hereby based on arrangements made by or on behalf of the Company.

(c)     Section 2.26 of the Company Disclosure Schedule sets forth the principal terms and conditions of any Contract with respect to, and a reasonable estimate of, all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Estimated Third Party Expenses”).

2.27    Banks and Brokerage Accounts. Section 2.27 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relation-ship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.28   Warranty Obligations.

(a)     Section 2.28(a) of the Company Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of the Company in respect of any of the Company’s products and services, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, (ii) each of the Warranty Obligations which is subject to any dispute or, to the Company’s Knowledge, threatened dispute and (iii) the experience of the Company with respect to warranties, guarantees and warranty policies of or relating to the Company’s products and services. True and correct copies of the Warranty Obligations have been delivered to Acquirer prior to the execution of this Agreement.

(b)     Except as disclosed in Section 2.28(b) of the Company Disclosure Schedule, (i) there have not been any material deviations from the Warranty Obligations, and no sales-person, employee or agent of the Company is authorized to undertake obligations to any customer or other Person in excess of such Warranty Obligations and (ii) the balance sheet included in the Interim Financial Statements reflects adequate reserves for Warranty Obligations based on historical practice and in light of known circumstances.

2.29     Foreign Corrupt Practices Act. Neither the Company, nor to the Company’s Knowledge, any agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful pay-ment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kick-back or other similar unlawful payment.

2.30     Approvals.

(a)     Section 2.30(a) of the Company Disclosure Schedule contains a list of all material Approvals of Governmental or Regulatory Authorities relating to the business conducted by the Company which are required to be given to or obtained by the Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the trans-actions contemplated by this Agreement and the Ancillary Agreements (other than the filing of the Delaware Certificate of Merger, together with the required officers’ certificates, and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws).

(b)     Section 2.30(b) of the Company Disclosure Schedule contains a list of all material Approvals which are required to be given to or obtained by the Company from any and all third parties other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)     All material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company as it is currently being conducted are set forth in Section 2.30(c)(1) of the Company Disclosure Schedule. Except as set forth in Section 2.30(c)(2) of the Company Disclosure Schedule, the Company has obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company in the manner as it is currently being conducted and there has been no written notice received by the Company of any material violation or material non-compliance with any such Approvals.

(d)     The affirmative vote or consent of the holders of (i) at least sixty percent (60%) of the shares of Company Common Stock outstanding as of the applicable record date, voting separately as a class, (ii) at least sixty percent (60%) of the shares of Company Preferred Stock outstanding as of the applicable record date, voting together (on an “as converted to Company Common Stock” basis) as a sepa-rate class, and (iii) at least sixty percent (60%) of the shares of Company Common Stock and Company Preferred Stock outstanding as of the applicable record date, voting together (on an “as converted to Company Common Stock” basis) as a separate class, are the only votes of the holders of any of the Company Capital Stock necessary to approve this Agreement, the Merger and the trans-actions contemplated hereby.

(e)     The shares owned by the Major Stockholders of the Company who have con-currently herewith entered into Voting Agreements constitute (i) at least sixty percent (60%) of the out-stand-ing shares of Company Common Stock, (ii) at least sixty percent (60%) of the outstanding shares of Company Pre-ferred Stock (on an “as converted to Company Common Stock” basis), (iii) at least sixty percent (60%) of the outstanding shares of each series of Company Preferred Stock, and (iv) at least sixty percent (60%) of the outstanding shares of Company Common Stock and Company Preferred Stock (on an “as converted to Company Common Stock” basis).

2.31     Takeover Statutes. The Board of Directors of the Company has taken the necessary action to make inapplicable to this Agreement, the Merger and the transactions contemplated hereby, all Takeover Statutes applicable to the Company.

2.32     Disclosure. No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any cer-tificate, list or other writing furnished to Acquirer pursuant to any provision of this Agree-ment (including the Company Financials and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances taken as a whole under which they were made, not misleading. The Company has provided Acquirer with all of the Contracts and Licenses heretofore requested on behalf of Acquirer in writing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer hereby represents and warrants to the Company, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered sections and subsections of this Article 3in the disclosure schedule and schedule of exceptions (the “Acquirer Disclosure Schedule”) delivered herewith and dated as of the date hereof, and numbered with corresponding numbered and lettered sections and subsections, as follows:

3.1     Organization and Qualification. Each of Acquirer and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation. Each of Acquirer and Merger Subsidiary has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its Assets and Properties. Each of Acquirer and Merger Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of Acquirer and Merger Subsidiary, taken as a whole. All of the issued and outstanding capital stock of Merger Subsidiary is owned by Acquirer.

3.2     Authority Relative to this Agreement. Each of Acquirer and Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Acquirer and Merger Subsidiary of this Agree-ment and the Ancillary Agreements to which it is a party and the consummation by each of Acquirer and Merger Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by the board of directors of Acquirer and Merger Subsidiary, and no other action on the part of the board of directors of Acquirer or Merger Subsidiary is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Acquirer or Merger Subsidiary of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Acquirer or Merger Subsidiary is a party have been or will be, as applicable, duly and validly executed and delivered by Acquirer or Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of Acquirer or Merger Subsidiary enforceable against Acquirer or Merger Subsidiary in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.3     No Conflicts. The execution and delivery by Acquirer and Merger Subsidiary of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by Acquirer and Merger Subsidiary of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)     conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Acquirer or Merger Subsidiary; or

(b)     conflict with or result in a violation or breach of any Law or Order applicable to Acquirer or Merger Subsidiary or their Assets or Properties.

3.4     Investment Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrange-ments made by or on behalf of Acquirer or Merger Subsidiary.

ARTICLE 4

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1     Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (unless the Company is required to take such action pursuant to this Agreement or Acquirer shall give its prior consent in writing) to carry on its business in the usual, regular and ordinary course consis-tent with past practice, to pay its Liabilities and Taxes consistent with the Company’s past practices (and in any event when due), to pay or perform other obligations when due consistent with the Company’s past practices, and, to the extent consistent with such business, to use all commercially reasonable efforts and institute all policies required to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired the Company’s goodwill and ongoing business at the Effective Time. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Acquirer, take or agree in writing or otherwise to take, any action that would make any of its representations or warranties con-tained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its agreements and covenants hereunder or knowingly cause any condition to Acquirer’s closing obligations in Section 6.1 or Section 6.3 not to be satisfied. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or as required or expressly permitted by this Agreement, the Company shall not do, cause or permit any of the following, without the prior written consent of Acquirer:

(a)     cause or permit any amendments to its certificate of incorporation or bylaws;

(b)     declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c)     enter into any Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Contracts, other than Contracts in the ordinary course of business consistent with past practice which involve total obligations of less than fifty thousand dollars ($50,000) and which are not otherwise material to the business of the Company;

(d)     issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the conversion of outstanding shares of Company Preferred Stock and the exercise of Company Options or Company Warrants outstanding as of the date hereof;

(e)     dispose of, license or transfer to any person or entity any rights to any Company Intellectual Property other than non-exclusive licenses in connection with the sale of Company products or services in the ordinary course of business consistent with past practice;

(f)     enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Company’s products or technology;

(g)     sell, lease, license or otherwise dispose of or encumber any of the Company’s properties or assets, except for sales of products or services (and related nonexclu-sive licenses) in the ordinary course of business consistent with past practice;

(h)     incur any indebtedness for borrowed money in excess of $25,000;

(i)     adopt or amend, or make any promise to adopt or amend, employee benefit, stock purchase, severance, change in control, retention, bonus or other compensation or option plan, or any other similar plan, or hire, or make any promise to hire, any new director level or officer level consultant or employee, pay, or make any promise to pay, any special bonus or special remuneration to any employee, consultant or director or increase, or make any promise to increase, the salaries, wage rates or compensation of any employee or consultant;

(j)     grant any severance or termination pay (i) to any director, officer or consultant or (ii) to any other employee or consultant except payments made pursuant to standard written agreements outstanding on the date hereof;

(k)     commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquirer prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(l)     acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or

(m)     take or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(l) above, or any other action that would prevent the Company from performing, or cause the Company not to perform, its covenants and agreements hereunder.

4.2     No Solicitation.

(a)     Until the earlier of the Effective Time and the date of termina-tion of this Agreement pursuant to the provisions of Section 8.1, the Company will not take, nor will the Company permit any of the Company’s officers, directors, employees, shareholders, attorneys, investment advisors, agents, representatives, Affiliates or Associates (collectively, “Representatives”) to (directly or indirectly) take any of the following actions with any Person other than Acquirer and its designees: solicit, encourage, initiate, entertain, review or encourage (including by way of furnishing or disclosing non-public information) any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer, indication of interest or proposal, oral, written or otherwise, formal or informal (a “Competing Proposed Transaction”), with respect to any possible Business Combi-na-tion with the Company or any of its Subsidiaries or agree to, or enter into a Contract with any Person, other than Acquirer and Merger Subsidiary, providing for, or approving a Business Combination with the Company or any Subsidiary, or make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination with the Company or any Subsidiary other than by Acquirer and Merger Subsidiary, or authorize or permit any of the Company’s Representatives to take any such action. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or Business Combination.

(b)     If the Company receives prior to the Effective Time or the termination of this Agree-ment any offer, indication of interest or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, the Company shall immediately notify Acquirer thereof, such notice to include the identity of the Person or Persons making such offer, indication of interest or proposal and the terms thereof, and will keep Acquirer apprised on a current basis of the status of any such offer, indication of interest or proposal and of any modifications to the terms thereof. Each of the Company and Acquirer acknowledge that this Section 4.2 was a significant inducement for Acquirer to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the stockholders of the Company in the Merger or (ii) a failure to induce Acquirer to enter into this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1     Stockholder Approval. As soon as reasonably practicable following the execution and delivery of this Agreement, the Company shall give written notice of this Agreement and the proposed Merger to all Company stockholders and shall use commercially reasonable efforts to take all other action necessary in accordance with Delaware Law and its certificate of incorpora-tion and bylaws to convene a meeting of the stockholders of the Company or to secure the written consent of its stockholders (“Company Stockholder Action”) before August 15, 2005.

The Company shall submit this Agreement and the Certificate of Merger to its stockholders for adoption whether or not the Company’s board of directors determines at any time subsequent to declaring its advisability that this Agreement is no longer advisable and recommends that its stockholders reject it. The Company shall consult with Acquirer regarding the date of the Company Stockholder Action and shall not postpone or adjourn (other than for the absence of a quorum) any meeting of the stockholders of the Company without the consent of Acquirer, which consent shall not be unreasonably withheld. The Company shall use all commercially reasonable efforts required to solicit and obtain from stockholders of the Company proxies or written consents in favor of the Merger and this Agreement and shall take all other action necessary or advisable to secure the vote or written consent of stockholders required to effect the Merger. The materials submitted to the stockholders of the Company in respect of the Merger shall have been subject to prior review and comment by Acquirer.

5.2     Access to Information. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice the Company shall (a) give Acquirer and its officers, employees, accountants, counsel, financing sources and other agents and representatives reasonable access to all buildings, offices, and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location; (b) permit Acquirer to make such inspections as it may require; (c) cause its officers to furnish Acquirer such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company as Acquirer from time to time may request, including financial statements and schedules; (d) allow Acquirer the opportunity to interview such employees and other personnel and Affiliates of the Company with the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed; and (e) assist and cooperate with Acquirer in the devel-op-ment of integration plans for implementation by Acquirer and the Surviving Corporation following the Effective Time; provided, however, that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company herein.

5.3     Confidentiality. The parties acknowledge that Acquirer and the Company have previously executed a non-disclosure agreement dated December 9, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

5.4     Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided that the Company shall pay the third party fees and expenses of the Major Stockholders and such expenses shall be deemed to be Third Party Expenses. At least three (3) Business Days prior to the Closing Date, the Company shall provide to Acquirer an itemized and complete list (the “Company Transaction List”) of all Third Party Expenses, and, in the event the Merger is consummated, all Third Party Expenses listed on the Company Transaction List in excess of the Permitted Amount shall be deducted from the Total Transaction Amount. Any Third Party Expenses incurred by the Company not listed on the Company Transaction List, shall be paid to Acquirer out of the Escrow Fund pursuant to

Article 7 on a dollar-for-dollar basis, which payment shall not be subject to the Basket set forth in Section 7.2(b).

5.5     Public Disclosure. Except for a press release which will be issued upon the signing of this Agreement and any other required notifications in connection with the execution of this Agreement, unless otherwise required by Law (including federal and state securities laws) or, as to Acquirer, by the rules and regulations of the NASD, prior to the Effective Time, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Acquirer and the Company prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.

5.6     Approvals. The Parties shall use commercially reasonable efforts to obtain all Approvals from Governmental or Regulatory Authorities or under any of the Contracts, Licenses or other agreements as may be required in connection with the Merger (all of which Approvals are set forth in the Company Disclosure Schedule) so as to preserve all rights of and benefits to the Company thereunder and Acquirer shall provide the Company with such assistance and information as is reasonably required to obtain such Approvals.

5.7     FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Acquirer a properly executed statement in a form reasonably acceptable to Acquirer for purposes of satisfying Acquirer’s obligations under section 1.1445-2(c)(3) of the Income Tax Regulations, and a properly executed notice to the IRS required by section 1.897-2(b)(ii) in a form satisfactory to Acquirer and either evidence satisfactory that the statement and notice have been properly filed with the IRS or authorization for Acquirer to file the statement and notice.

5.8     Notification of Certain Matters. The Company shall give prompt notice to Acquirer, and Acquirer shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or Acquirer, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (b) any failure of the Company or Acquirer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

5.9     Additional Documents and Further Assurances; Cooperation. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all consents, waivers and approvals of any Governmental or Regulatory Authority or Person required in connection with the Merger; provided, however, that Acquirer shall not be obligated to consent to any operational limitations or activities in connection therewith and no party shall be obligated to make a payment of money as a condition to obtaining any such consent, waiver or approval (other than as provided for herein)) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article 6 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

5.10     Company’s Auditors. The Company will use commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (a) the preparation of financial statements (including pro forma financial statements if required) as required by Acquirer to comply with applicable SEC regulations, (b) the review of any Company audit or review work papers, including the examination of selected interim financial statements and data, and (c) the delivery of such representations from the Company’s independent accountants as may be reasonably requested by Acquirer or its accountants.

5.11     Takeover Statutes. If any Takeover Statute applicable to the Company is or may become applicable to the transactions contemplated hereby, the board of directors of the Company will, to the extent it can in good faith determines that it can do so without violating its fiduciary duty, grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

5.12     Company Repurchases. The Company will exercise any rights that mature between the date hereof and the Effective Time to repurchase any outstanding shares of Company Capital Stock at the price at which such shares were issued.

 5.13     Employment Matters. At the Effective Time, Acquirer or a subsidiary thereof shall continue to employ the employees of the Company with comparable responsibilities as such employee had at the Company immediately prior to the Closing; provided however, such responsibilities shall be with respect to the Surviving Corporation or a division of unit within the Acquirer.

5.14     Company Director and Officer Indemnification. If the Merger is consummated and prior thereto the Company obtains directors and officers liability insurance with coverage, in an amount and at a cost reasonably acceptable to Acquirer, then until the sixth anniversary of the Closing Date, Acquirer will, and will cause the Surviving Corporation to, indemnify and hold harmless the officers and directors of the Company as of immediately prior to the Effective Time (each, a “Company Indemnified Person”) in respect of acts or omissions occurring on or prior to the Effective Time to the extent required under the Company’s certificate of incorporation, bylaws, and Delaware law in each case as in effect as of the Closing; provided, however, that such indemnification shall be subject to any limitation imposed under applicable law; and provided further, that the foregoing shall not apply to any claim based on a claim by the Indemnified Persons to receive indemnification for payments required to be made pursuant to the terms of Article 7. Notwithstanding anything set forth herein, this Section 5.14 shall be of no force or effect unless the Company acquires tail insurance coverage for such liabilities prior to the Closing.

ARTICLE 6

CONDITIONS TO THE MERGER
6.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)     Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated hereby shall have been timely obtained, except for any such approvals the failure of which to obtain would not have a material adverse effect on the Business or Condition of Acquirer or the Company; and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(b)     No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

(c)     Stockholder Approval. The Merger shall have been approved by the requisite votes of the Company’s stockholders in accordance with Delaware Law.

(d)     Legal Proceedings. No Governmental or Regulatory Authority shall have notified either party to this Agreement that such Governmental or Regulatory Authority intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

(e)     Charter Amendment. The Certificate of Incorporation of the Company shall have been amended in a form to reflect the economic terms of this Agreement.

6.2     Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)     Representations and Warranties. The representations and warranties of Acquirer contained in this Agreement shall be accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Effective Time as if made on and as of the Effective Time (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date).

(b)     Performance. Acquirer and Merger Subsidiary shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing.

(c)     Consideration. Acquirer shall have deposited the Upfront Consideration, the Employee Bonus Amount and one-half of the Senior Manager Bonus Amount (after deduction of the Senior Manager Escrow Amount) with the Paying Agent or the Company’s payroll agent as the Parties shall agree.

6.3     Additional Conditions to the Obligations of Acquirer and Merger Subsidiary. The obligations of Acquirer and Merger Subsidiary to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Acquirer:

(a)     Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Effective Time as if made on and as of the Effective Time (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date).

(b)     Performance. The Company shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date.

(c)     Officers’ Certificates. The Company shall have delivered to Acquirer a certificate, dated the Closing Date and executed by the President and Chief Executive Officer of the Company, substantially in the form set forth in Exhibit E hereto, and a certificate, dated the Closing Date and executed by the Secretary of the Company, substantially in the form set forth in Exhibit F hereto.

(d)     Third Party Consents. Acquirer shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers listed (or required to be listed) in Section 2.6 of the Company Disclosure Schedule.

(e)     Legal Opinion. Acquirer shall have received a legal opinion from Nixon Peabody, LLP, and Kokusho Law Office, legal counsel to the Company, as to the matters set forth in Exhibit F-1 and Exhibit F-2 and shall have received a legal opinion from Richards, Layton & Finger P.A., in the form and substance reasonably acceptable to Acquirer.

(f)     Senior Manager Agreements. Each of Rick Faulk, J. Lawrence Griffin, Edward J. McGowan, Karen Leavitt and Morris G. Porter, shall have executed and delivered to Acquirer a Senior Manager Agreement at the date of execution hereof and such Agreements shall remain in full force and effect.

(g)     Employees. Ninety percent (90%) of the employees of the Company set forth on the Schedule A delivered to the Company by Acquirer and eighty percent (80%) of the employees set forth on the Schedule B delivered to the Company by Acquirer shall continue to be employed by the Company at the Closing and shall not have given any written or oral notice or that they are not willing or do not intend to be employed by Surviving Corporation, Acquirer or a Subsidiary of Acquirer (as Acquirer shall designate), following the Merger or that they are not willing or do not intend to execute and deliver to Acquirer Acquirer’s standard form of

(h)     Confidentiality and Invention Assignment Agreement. Stockholder Approval; Limitation on Dissent. The requisite number of holders of shares of Company Preferred Stock shall have elected to treat the transactions contemplated by this Agreement as a “Deemed Liquidation” as defined in Section 2(b) of Article IV of the Company’s Certificate of Incorporation. Holders of no more than five percent (5%) of the out-standing shares of Company Capital Stock shall have exercised, nor shall they have any continued right to exercise, appraisal, dissenters’ or similar rights under applicable law with respect to their shares by virtue of the Merger.

(i)     No Material Adverse Change. There shall have occurred no material adverse change in the Business or Condition of the Company since the date of execution of the Agreement.

(j)     Termination and Cancellation of Company Options, Company Warrants and Company Stock Purchase Rights. All outstanding Company Options, Company Warrants and Company Stock Purchase Rights shall have been exercised for Company Stock or shall have been terminated and cancelled (with evidence of such termination and cancellation, acceptable to Acquirer in its reasonable discretion, provided at least one (1) Business Day prior to the Closing Date).

(k)     Stockholder Approval of Certain Payments. Any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of section 280G of the Code shall have been approved by such number of stockholders of the Company as is required by the terms of section 280G(b)(5)(B) and shall be obtained in a manner that satisfies all applicable requirements of such section 280G(b)(5)(B) and the Proposed Income Tax Regulations thereunder, including Q-7 of section 1.280G-1 of such Proposed Income Tax Regulations.

(l)     Termination of 401(k) Plan. If requested by Acquirer, the Company shall have provided to Acquirer (i) executed resolutions of the board of directors of the Company terminating any 401(b) Plan prior to the Effective Time; and (ii) an executed amendment to any 401(k) Plan prior to termination sufficient to maintain the qualification of the 401(k) Plan in form with the applicable requirements of the Code and regulations thereunder.

(m)     Support Agreements. Stockholders holding at least ninety-five percent (95%) of the Company’s outstanding Stock shall have executed Support Agreements in the form attached hereto as Exhibit G.

(n)     Tax Returns. Acquirer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its Subsidiary that are filed after the Closing Date. Such Tax Returns shall be prepared and filed consistent with past practice unless otherwise consented to by the Stockholders’ Agent, such consent not to be unreasonably withheld. Such Tax Returns shall be prepared and filed whenever legally permitted with a taxable year ending on the Closing Date and utilizing a “closing of the books” method of accounting. To the extent permitted by law, Stockholders’ Agent shall be allowed to participate in any audit or other proceeding relating to Taxes that would result in any indemnification obligations of the Stockholders under the Agreement, Acquirer shall keep Stockholders’ Agent fully and timely informed regarding any such proceedings and all parties hereto shall cooperate in all matters relating to such proceedings.

(o)     Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Acquirer when due, and Acquirer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Company will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE 7

SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; ESCROW PROVISIONS

7.1     Survival of Representations, Warranties, Covenants and Agreements. Each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not be affected by any investigation conducted for or on behalf of Acquirer with respect thereto or any knowledge acquired by Acquirer or its officers, directors, employees or agents as to the accuracy or inaccuracy of any such representations or warranty. Except for this Article 7 (which shall survive until termination of the escrow created thereby and the satisfaction of any other obligations described therein), all of the representations, warranties, covenants and agreements of the Company and Acquirer contained in this Agreement or in any instrument delivered pursuant to this Agree-ment shall survive the Merger and continue for twenty-four (24) months following the Closing Date (the “Expiration Date”). Any claims by Acquirer based upon fraud or willful misconduct or willful misrepresentation shall survive until the applicable statute of limitations. Except as set forth in Section 8.1(d), the waiver of any Closing condition based on the accuracy of any Company representation or warranty, or the performance or compliance of any covenant or obligation, will not affect the right to indemnification set forth in this Article 7.

7.2     Escrow Provisions.

(a)     Establishment of the Escrow Fund. At Closing, the Escrow Amount will be deposited by the Acquirer with the Escrow Agent, such deposit to constitute the “Escrow Fund” and in addition Acquirer will deposit the Disbursement Amount with the Escrow Agent, both to be governed by the terms set forth herein and in the Escrow Agreement. The portion of the Escrow Amount and Disbursement Amount and the Dissenter’s Amount attributable to each stockholder of the Company shall be in proportion to the aggregate amount of Upfront Consideration which such stockholder is entitled under Section 1.6(a)-(c) and the portion of the Escrow Amount attributable to each Senior Manager of the Company shall be in proportion to the aggregate amount of the Senior Manager Bonus Amount which such Senior Manager is entitled under Section 1.10. Each such Company Stockholder and Senior Manager shall be an
“Escrow Participant” and collectively the “Escrow Participants”.

(b)     Recourse to the Escrow Fund. Subject to the limitations set forth herein, Acquirer and its officers, directors, employees, agents, Affiliates and Associates (including the Surviving Corporation; collectively, the “Acquirer Indemnitees”) shall be indemnified and held harmless by the Escrow Participants from and against any and all Losses on a Gross-Up Basis (whether or not involving a Third Party Claim) incurred by Acquirer or the Surviving Corporation directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained herein; provided, however, that in the event a breach or inaccuracy in a representation or warranty which constitutes a material adverse change in the business of the Company was disclosed in writing to Acquirer prior to the Closing and identified as such, Acquirer shall have no recourse pursuant to this Section 7.2 with respect to such breach; (ii) any failure by the Company to perform or comply with any covenant contained herein; or (iii) any cash paid by Acquirer or Surviving Corporation to holders of Company Capital Stock as to which appraisal rights have been properly exercised under Delaware Law (or any other applicable law) pursuant to a decision of the Court of Chancery in excess of what such stockholder would be entitled to receive hereunder. The Escrow Fund shall be the sole remedy, except for fraud or willful misconduct or willful misrepresentation, available to compensate the Acquirer Indemnitees for any and all such Losses and the Acquirer Indemnitees shall not be entitled to make any claims against any of the Escrow Participants in excess of the Escrow Amount except in the case of fraud, willful misconduct or willful misrepresentation by the Company or the Subsidiary. Except in the case of claims for Losses resulting from any cash paid by Acquirer or Surviving Corporation to holders of Company Capital Stock as to which appraisal rights have been properly exercised under Delaware Law (or any other applicable law) pursuant to a decision of the Court of Chancery in excess of what such stockholder would be entitled to receive hereunder and for unreimbursed Excess Third Party Expenses, Acquirer may not make any claims against the Escrow Fund unless the aggregate Losses incurred or sustained exceed two hundred thousand dollars ($200,000) (the “Basket”) (at which such time claims may be made for all Losses incurred or sustained). The dollar threshold of the Basket set forth in the immediately preceding proviso shall not apply to Losses resulting (x) from any cash paid by Acquirer or Surviving Corporation to holders of Company Capital Stock as to which appraisal rights have been properly exercised under Delaware Law (or any other applicable law) pursuant to a decision of the Court of Chancery in excess of what such stockholder would be entitled to receive hereunder, or (y) from unreimbursed Excess Third Party Expenses. Any limitations set forth in this Section 7.2 shall not apply to fraud or willful misconduct or willful misrepresentation. With respect to actions grounded in fraud, willful misconduct or willful misrepresentation, (i) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity and (ii) no such party shall, by exercising any remedy available to it under this Article 7, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it; provided, however, in no event shall any Company Stockholder or Senior Manager have any liability to Acquirer Indemnitees in excess of their pro rata share of such Losses with respect to fraud, willful misconduct or willful misrepresentation and in any event not in excess of the amounts actually received by such Company Stockholder or Senior Manager under this Agreement.

(c)    Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific Time, on the Expiration Date (the period of time from the Effective Time through and including the Expiration Date is referred to herein as the “Escrow Period”) (except for claims for fraud or willful misconduct or willful misrepresentation which shall survive for the applicable statute of limitations); and all merger consideration remain-ing in the Escrow Fund shall be distributed as set forth in this Section 7.2(c) and in the Escrow Agreement. Subject to the following requirements, the Escrow Agent shall release from the Escrow Fund to the Escrow Participants on the date that is twelve (12) months from the Closing Date (the “Intermediate Release Date”) an amount equal to one-half the Escrow Amount minus any amounts paid to Acquirer prior to such date in accordance with this Article 7 and the Escrow Agreement and any amounts set forth in any pending notices of any unsatisfied claims which are specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Agent prior to the Intermediate Release Date. In addition, on the Intermediate Release Date the Escrow Agent shall release to Acquirer the balance remaining of the Dissenters Amount. All amounts remaining after the Immediate Release Date shall be available for indemnification pursuant to this Article 7 and shall be released, to the extent any amounts then remain and are not subject to pending notices of unsatisfied claims, together with any remaining Disbursement Amount on the Expiration Date. Notwithstanding the foregoing, the Escrow Fund will not be released with respect to such amount (or some portion thereof) that is reasonably necessary, as reflected in documentation provided by Acquirer to the Stockholder Representative in good faith, to satisfy any unsatisfied claims (including costs of defense) under this Section 7.2 concerning facts and circumstances existing prior to the Intermediate Release Date or the termination of such Escrow Period which claims are specified in any Officer’s Certificate delivered to the Escrow Agent in good faith prior to the Intermediate Release Date or termination of such Escrow Period, as applicable. Deliveries of cash remaining in the Escrow Fund, on the Intermediate Release Date or termination of the Escrow Period, as applicable, to the Escrow Participants pursuant to this Section 7.2(c) shall be made ratably in proportion to their respective contributions to the Escrow Fund and the Disbursement Amount.

(d)     Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agree-ment and the Escrow Agreement and not as the property of Acquirer and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof and of the Escrow Agreement.

(e)     Claims Upon Escrow Fund.  Upon receipt by the Escrow Agent and the Stockholder Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Acquirer in good faith (an “Officer’s Certificate”): (A) stating that Acquirer or another Acquirer Indemnitee has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses and the amount thereof, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresenta-tion, breach of warranty, agreement or covenant to which such item is related and the relevant section number of this Agreement, the Escrow Agent shall, subject to the provisions of Section 7.2(f), deliver to Acquirer out of the Escrow Fund, as promptly as practicable, cash held in the Escrow Fund in an amount equal to such Losses. Where the basis for a claim upon the Escrow Fund by Acquirer is that Acquirer reasonably anticipates that it will pay a Loss, no payment will be made from the Escrow Fund for such Loss unless and until such Loss is actually paid and a further Officer’s Certificate with respect thereto is delivered to the Escrow Agent and the Stockholder Agent hereunder.

(f)     Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Acquirer of any Escrow Amounts pursuant to Section 7.2(e) unless the Escrow Agent shall have received written authorization from the Stockholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of cash from the Escrow Fund in accordance with Section 7.2(e), provided that no such payment or delivery may be made if the Stockholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

(g)     Stockholder Agent of the Stockholders; Power of Attorney.

(i)     In the event that the Merger is approved by the stockholders of the Company, effective upon such vote, and without further act of any Escrow Participant, W Capital Partners, L.P. shall be appointed as agent and attorney-in-fact (the “Stockholder Agent”) for and on behalf of the Escrow Participants, to give and receive notices and communications, to authorize delivery to Acquirer of cash from the Escrow Fund in satisfaction of claims by Acquirer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Escrow Participants from time to time upon not less than thirty (30) days prior written notice to Acquirer and the Stockholder Agent; provided, however, that the Stockholder Agent may not be removed unless holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identity of a substituted stockholder agent. Any vacancy in the position of Stockholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive compensation for its services. Notices or communications to or from the Stockholder Agent pursuant to Section 9.1 hereof shall constitute notice to or from each of the stockholders of the Company.

(ii)     The Stockholder Agent shall not incur any liability with respect to any action taken or suffered by it or omitted hereunder as Stockholder Agent while acting in good faith and in the exercise of reasonable judgment. The Stockholder Agent may, in all questions arising hereunder, rely on the advice of counsel or other appropriate advisors and for anything done, omitted or suffered in good faith by the Stockholder Agent based on such advice, the Stockholder Agent shall not be liable to anyone. The Stockholder Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement or the Support Agreements against the Stockholder Agent.

(h)     Actions of the Stockholder Agent. A decision, act, consent or instruction of the Stockholder Agent shall constitute a decision of all the Escrow Participants for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Escrow Participants, and the Escrow Agent and Acquirer may rely upon any such decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of every such Escrow Participant. The Escrow Agent and Acquirer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agent.

(i)     Third-Party Claims. In the event Acquirer becomes aware of a third-party claim (a “Third Party Claim”) which Acquirer reasonably expects may result in a demand against the Escrow Fund, Acquirer shall notify the Stockholder Agent of such claim, and the Stockholder Agent, as representative for the Escrow Participants, shall be entitled, at their expense, to participate in any defense of such claim. Acquirer shall have the right in its sole discretion to settle any Third Party Claim; provided, however, that if Acquirer settles any Third Party Claim without the Stockholder Agent’s consent (which consent shall not be unreasonably withheld or delayed), Acquirer may not make a claim against the Escrow Fund with respect to the amount of Losses incurred by Acquirer in such settlement. In the event that the Stockholder Agent has consented to any such settlement, the Stockholder Agent shall have no power or authority to object under any provision of this Article 7 to the amount of any claim by Acquirer against the Escrow Fund with respect to the amount of Losses incurred by Acquirer in such settlement.

(j)     Reimbursement and Indemnification for Stockholder Agent. The Stockholder Agent shall be entitled to reimbursement out of the Disbursement Amount and the Escrow Fund for all reasonable fees, costs and expenses incurred in the performance of its duties as Stockholder Agent under this Agreement, including, but not limited to, the right to employ financial and legal advisors and other agents to undertake or to assist in the assessment, litigation and/or settlement of any claims against the Escrow Fund. The Stockholder Agent is expressly authorized to rely upon the advice of such advisors and agents. The Stockholder Agent shall be indemnified and held harmless by the Escrow Participants from and against any Losses that may be incurred by the Stockholder Agent arising out of or in connection with the acceptance or performance of the Stockholder Agent’s duties or the transactions contemplated by this Agreement or the Escrow Agreement, except as caused by the Stockholder Agent’s gross negligence or willful misconduct, including the legal costs and expenses of defending such Stockholder Agent against any claim or liability in connection with the acceptance or performance of the Stockholder Agent’s duties or the transactions contemplated by this Agreement or the Escrow Agreement. The Stockholder Agent shall first be reimbursed from the Disbursement Amount. To the extent the Disbursement Amount is insufficient, the Stockholder Agent shall be entitled to such reimbursement from the Escrow Fund prior to any distribution thereof to the Escrow Participants, but after any and all distributions therefrom to all Acquirer Indemnitees. In the event that the Stockholder Agent’s fees, expenses and Losses are in excess of the Disbursement Amount and any amounts remaining in the Escrow Fund after payment in full of all claims of any Acquirer Indemnitee, the Stockholder Agent shall be entitled to reimbursement of such unpaid fees and expenses by the Stockholders on a several, but not joint and several basis. Acquirer shall not have any obligation or liability for such expenses, costs or losses or for payment of any fees of the Stockholder Agent.

(k)     Section 338 Election. The Escrow Participants shall have no indemnification obligations under this Agreement or the Escrow Agreement for any Taxes arising from an election under section 338 of the Code, or any comparable election under state or local law, filed by Acquirer or its affiliates with respect to the Company or its Subsidiary.

(l)     Treatment of Payments. To the extent permitted by law, the parties agree to treat payments made under this Article 7 as adjustments to the consideration paid for the sale and transfer of the capital stock of the Company.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1     Termination. Except as provided in Section 8.2, this Agreement may be termi-nated and the Merger abandoned at any time prior to the Effective Time:

(a)     by mutual agreement of the Company and Acquirer;

(b)     by Acquirer or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific Time) on September 9, 2005 (provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applica-ble to the Merger by any Governmental or Regulatory Authority that would make consummation of the Merger illegal;

(c)     by Acquirer if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental or Regulatory Authority, which would: (i) prohibit Acquirer’s ownership or operation of all or any portion of the business of the Company or (ii) compel Acquirer to dispose of or hold separate all or any portion of the Assets and Properties of the Company as a result of the Merger;

(d)     by Acquirer if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representa-tion, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company is not using its reasonable efforts to cure such breach, or has not cured such breach within fifteen (15) days, after notice of such breach to the Company (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.3, would not be satisfied prior to the Closing Date;

(e) by the Company if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representa-tion, warranty, covenant or agreement contained in this Agreement on the part of Acquirer or Merger Subsidiary and (i) Acquirer or Merger Subsidiary is not using its reasonable efforts to cure such breach, or has not cured such breach within fifteen (15) days, after notice of such breach to Acquirer or Merger Subsidiary (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.2, would not be satisfied as of the Closing Date;

(f)     by Acquirer if, if at any time after five (5) days following the meeting at which the Company’s stockholders take the Company Stockholder Action, holders of more than five percent (5%) of the outstanding shares of Company Capital Stock shall have exercised, or have any continued right to exercise, appraisal, dissenters’ or similar rights under applicable law with respect to their shares by virtue of the Merger; or

(g)     by Acquirer, if the Merger shall not have been approved by the requisite votes or consents, as applicable, of the Company’s stockholders in accordance with Delaware Law at any meeting (or any adjournment thereof) convened for the purpose of taking a vote with respect to the Merger or, in any solicitation of stockholder written consents with respect to the Merger, within twenty (20) days after the record date established for determining the stockholders of the Company entitled to consent.

8.2     Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirer, Merger Subsidiary or the Company, or their respective officers, directors or stockholders or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of Section 4.2, 5.1, 5.3, 5.4 and 5.5, Article 8 or Article 9 of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.3, 5.4 and 8.2, Article 9 (exclusive of Section 9.3) and the applicable definitions set forth in Article 10 shall remain in full force and effect and survive any termination of this Agreement.

8.3     Amendment. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that the consent of the Stockholder Agent and the Escrow Agent shall not be required in connection with any amendment to this Agree-ment that does not affect the rights and obligations of the Stockholder Agent or the Escrow Agent, as applicable.

8.4     Extension; Waiver. At any time prior to the Effective Time, Acquirer, Merger Subsidiary and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

MISCELLANEOUS PROVISIONS
9.1     Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:
If to Acquirer or Merger Subsidiary to:	WebEx Communications, Inc. 3979 Freedom Circle Santa Clara, CA 95054 Facsimile No.: (408) 496-4349 Attn: President and General Counsel
with a copy (which shall not constitute notice) to:	Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto CA 94304 Facsimile No.: (650) 233-4545 Attn: Allison Leopold Tilley, Esq.
If to the Company to:	Intranets.com, Inc. One Van de Graff Drive Burlington, MA 08103 Facsimile No.: (781) 565-6330 Attn: Chief Financial Officer and Chief Executive Officer
with a copy (which shall not constitute notice) to:	Nixon Peabody, LLP 100 Summer Street Boston, MA 02110 Facsimile No.: 617-345-1300 Attn: Carter S. Bacon, Esq.
If to the Stockholder Agent:	W Capital Partners, L.P. One East 52nd Street, 5th Floor New York, NY 10022 Facsimile No.: (212) 202-5188 Attn: Robert Migliorino
with a copy (which shall not constitute notice) to:	Brown Raysman Millstein Felder & Steiner LLP 900 Third Avenue New York, NY 10022 Facsimile No.: (212) 895-2900 Attn: Stuart Bressman, Esq.
If to the Escrow Agent:	Heritage Bank of Commerce 150 Almaden Blvd. San Jose, CA 95113 Facsimile No.: (408) 534-4956 Attn: Chloe Flowers

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

9.2     Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule and the Acquirer Disclosure Schedule, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof , except for the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms.

9.3     Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the Merger to be satisfied.

9.4     Remedies. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

9.5     Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article 7.

9.6     No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

9.7     Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.8     Governing Law. This Agreement, the Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.9     Waiver of Trial by Jury. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

9.10     Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.11     Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.12     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE 10

DEFINITIONS
10.1     Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

 “Acquirer” has the meaning ascribed to it in the forepart of this Agreement.

“Acquirer Disclosure Schedule” has the meaning ascribed to it in the forepart of Article 3.

“Acquirer Indemnitees” has the meaning ascribed to it in Section 7.2(b).

“Actions or Proceedings” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls (i) ten percent (10%) or more of any class of equity securities of that Person or any of its Affiliates or (ii) ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,”“controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, including (unless the context otherwise requires) the Exhibits and the Disclosure Schedules and the certificates and instru-ments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” has the meaning ascribed to it in Section 2.2.

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an executive officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Audited Financial Statement Date” means December 31, 2004.

“Audited Financial Statements” means the audited consolidated balance sheets of the Company as of each of the fiscal years ended December 31, 2001 through December 31, 2004, respectively, and the related audited consolidated income statement and statement of cash flows for each of the fiscal years then ended, in each case, including the notes thereto together with the notes thereto and the unqualified report of the Company’s independent accountants with respect thereto.

“Basket” has the meaning ascribed thereto in Section 7.2(b).

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of a Person, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

“Business Combination” means, with respect to any Person, (a) any merger, consolida-tion, share exchange reorganization or other business combination transaction to which such Person is a party, (b) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or upon the exercise of options or warrants outstanding on the date hereof or issued in accordance with the covenants of this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (d) any sale, dividend or other disposition of all or a material or significant portion of the Assets and Properties of such Person (including by way of exclusive license or joint venture formation, but excluding non-exclusive licenses in connection with the sale of Company products in the ordinary course of business consistent with past practice) or (e) the entering into of any agreement or understanding, the granting of any rights or options, with respect to any of the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in San Francisco, California are authorized or obligated to close.

“Business or Condition of Acquirer” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of Acquirer and its Subsidiaries, considered in the aggregate.

“Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Company.

“Cash Consideration Portion” shall mean, with respect to each series of Company Preferred Stock, the amount of cash equal to the result of the following calculation:

X  = (A     x      B)
             C

where “X” is the Cash Consideration Portion; “A” represents the Upfront Consideration; “B” represents the Series Allocation Percentage for the particular series of Company Preferred Stock; and “C” represents the aggregate number of shares outstanding for such series of Company Preferred Stock on a fully-diluted basis of such series of Company Preferred Stock as of the Closing Date. The Cash Consideration Portion for the Series B-1 Preferred Stock shall be the “Series B-1 Preferred Portion.” The Cash Consideration Portion for the Series B-2 Preferred Stock shall be the “Series B-2 Preferred Portion.” The Cash Consideration Portion for the Series B-3 Preferred Stock shall be the “Series B-3 Preferred Portion.” The Cash Consideration Portion for the Series C Preferred Stock shall be the “Series C Preferred Portion.” The Cash Consideration Portion for the Series D Preferred Stock shall be the “Series D Preferred Portion.”

“Closing” means the closing of the transactions contemplated by Section 1.2.

“Closing Bonus Payment” has the meaning ascribed to it in Section 1.10.

“Closing Date” has the meaning ascribed to it in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” shall mean Intranets.com, Inc., a Delaware corporation, and all of its Subsidiaries.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” has the meaning ascribed to it in Section 2.3(a).

“Company Disclosure Schedule” means the schedules delivered to Acquirer by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 2 or otherwise.

“Company Employee” has the meaning ascribed to it in Section 1.10.

“Company Financials” means the Audited Financial Statements and the Interim Financial Statements.

“Company Intellectual Property” shall mean any Intellectual Property that (a) is owned by; (b) is licensed to; (c) was developed or created by or for the Company or (d) is used in or necessary for the conduct of the business of the Company as presently or heretofore conducted or as proposed to be conducted, including any Intellectual Property created by any of the Company’s founders, employees, independent contractors or consultants for or on behalf of the Company.

“Company Option(s)” means any Option to purchase Company Capital Stock, excluding the Company Preferred Stock and the Company Warrants.

“Company Preferred Stock” has the meaning ascribed to it in Section 2.3(a).

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by, filed in the name of, assigned to or applied for by, the Company.

“Company Restricted Stock” means shares of Company Capital Stock purchased pursuant to an exercise of a Company Stock Purchase Right which are subject to a repurchase option by the Company.

“Company Series B Preferred Stock” shall mean the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock.

“Company Series C Preferred Stock” has the meaning ascribed to it in Section 2.3(a).

“Company Series D Preferred Stock” has the meaning ascribed to it in Section 2.3(a).

“Company Stock Plan” shall mean all plans that can grant rights to purchase or receive equity securities of the Company, including the Company’s 1997 Stock Option Plan.

“Company Stock Purchase Right” means a right to purchase Company Restricted Stock granted pursuant to the Company Stock Plan or otherwise.

“Company Stockholder” means a holder of the Company’s Preferred Stock prior to the Effective Time.

“Company Stockholder Action” has the meaning ascribed to it in Section 5.1.

“Company Transaction List” has the meaning ascribed to it in Section 5.4.

“Company Warrants” means any and all warrants to purchase Company Capital Stock, including the warrants listed in Section 2.3 of the Company Disclosure Schedule.

“Competing Proposed Transaction” has the meaning ascribed to it in Section 4.2.

“Confidentiality Agreement” has the meaning ascribed to it in Section 5.3.

“Contract” means any legally binding agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or business arrangement (whether written or oral).

“Controlled Group” has the meaning ascribed to it under the term “Plan” in this Section 10.1

.
“Senior Manager Bonus Payment” has the meaning ascribed to it in Section 1.10.

“Delaware Law” means the Delaware General Corporation Law and all amendments and additions thereto.

“Delaware Certificate of Merger” has the meaning set forth in Section 1.2.

“Disbursement Amount” means the amount of $100,000.

“Disclosure Schedules” means the Company Disclosure Schedule and the Acquirer Disclosure Schedule.

“Dissenters Amount” means the portion of the Upfront Consideration allocable to any Dissenting Shares.

“Dissenting Shares” has the meaning ascribed to it in Section 1.7(a).

“Effective Time” has the meaning ascribed to it in Section 1.2.

“Employee Bonus Amount” means 4.728% of the Net Transaction Amount.

“Environment” means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

“Environmental Clean-up Site” means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites relating to investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation, formal or informal, related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.

“Environmental Law” means any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

“Environmental Permit” means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority.

“Equity Equivalents” means securities (including Options to purchase any shares of Company Capital Stock) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities at the election of the holder thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means Heritage Bank of Commerce or any successor or assignee.

“Escrow Amount” means eight and one-quarter percent (8.25%) of the Net Transaction Amount.

“Escrow Fund” has the meaning ascribed to it in Section 7.2(a).

“Escrow Participant” has the meaning ascribed to it in Section 7.2(a).

“Escrow Period” has the meaning ascribed to it in Section 7.2(c).

“Estimated Third Party Expenses” has the meaning ascribed to it in Section 2.26.

“Exchange Agent” means ESCROW AGENT CORPORATION, N.A..

“Excess Third Party Expenses” means all Third Party Expenses in excess of the Permitted Amount.

“Expiration Date” has the meaning ascribed to it in Section 7.1.

“Financial Statement Date” means June 30, 2005.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the NASD.

“Grossed-Up Basis” means, when used to describe the basis on which the payment of a specified sum is to be made, a basis such that the amount of such payment, after being reduced by the amount of all Taxes imposed on the recipient of such payment as a result of the receipt or accrual of such payment, will equal the specified sum.

“Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,”“hazardous wastes,”“hazardous materials,”“extremely hazardous wastes,”“restricted hazardous wastes,”“toxic substances,”“toxic pollutants” or words of similar import under any Environmental Law; or (c) any other chemical, material, substance, pollutant or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means (a) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (b) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. § 1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return of a Relevant Group or any Contract.

“Income Tax Regulations” means Part 1 of Title 26 of the United States Code of Federal Regulation, promulgated under the Code.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifi-ca-tions, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

“Interim Financial Statements” means the unaudited balance sheet of the Company as of June 30, 2005, and the related unaudited income statement and statement of cash flows for the six (6) month period ended on such date.

“Intermediate Release Date” shall have the meaning set forth in Section 7.2(c).

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

“IRS” means the United States Internal Revenue Service or any successor entity.

“Knowledge” means, as to the Company, the actual knowledge of the Company’s Chief Executive Officer, President and Chief Financial Officer and anything such officers could or should have known upon diligent investigation of the Company’s books and records and diligent review and inquiries of the Company’s senior management and responsible employees.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, asserted or unasserted, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Loss(es)” means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses (including lost profits or diminution in value) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (a) the investigation or defense of any Third Party Claims or (b) asserting or disputing any rights under this Agreement against any party hereto or otherwise), net of any insurance proceeds actually received (without any adverse effect on the premiums paid for such insurance) or proceeds received by virtue of third party indemnification.

“Major Stockholders” means the following Company stockholders: Stephen J. Crummey, Tritech Partners, L.P., idealab Holdings LLC, Graystone Venture Direct Equity, L.P., W Capital Partners, L.P., Lazard Freres & Co LLC, FBR Technology Venture Partners, L.P. and Atwell & Co.

“Merger” has the meaning ascribed to it in Recital A to this Agreement.

“Merger Subsidiary” is Atlantic Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Acquirer.

“NASD” means the National Association of Securities Dealers, Inc.

“Net Transaction Amount” means the Total Transaction Amount less (i) the Working Capital Adjustment and (ii) the Excess Third Party Expenses.

“Officer’s Certificate” has the meaning ascribed to it in Section 7.2(e).

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract (other than the Company Preferred Stock) that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Other Tax” means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

“Paying Agent” shall have the meaning ascribed to it in Section 1.8(a)

“Permit” means any license, permit, franchise or authorization.

“Permitted Amount” means the lesser of $466,000 and one-half of all Third Party Expenses.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.
“Plan” means each employee benefit or compensation plan, agreement, policy, program or arrangement covering present or former employees, officers and directors of, and advisors and consultants to, the Company, including but not limited to “employee benefit plans” within the meaning of section 3(3) of ERISA, stock purchase, stock option or any other stock-based award, profit sharing, fringe benefit, post-retirement health, health, life, vision and/or dental insurance coverage (including any self-insured arrangement), disability benefit, supplemental unemploy-ment benefit, vacation benefit, change in control, retention, severance, termination pay, bonus and deferred compensation plans, agreements or funding arrangements (collectively, the “Plans”), whether written or oral and whether sponsored, maintained or contributed to by (i) the Company or (ii) any other organization that is a member of a controlled group of organizations (within the meaning of sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member (the “Controlled Group”).

“Properties” has the meaning ascribed to it in Section 2.15(b).

“PTO” means the United States Patent and Trademark Office.

“Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, other registrations or applications to trademarks or service marks, or trademarks or service marks in which common law rights are owned or otherwise controlled; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

“Relevant Group” has the meaning ascribed to it in Section 2.11(a).

“Representatives” has the meaning ascribed to it in Section 4.2(a).

“Restricted Stock Purchase Agreement” means a Restricted Stock Purchase Agreement in the form attached to the Company Stock Plan pursuant to which the Company has sold Company Restricted Stock or issued Company Stock Purchase Rights or as may otherwise been entered into by the Company prior to the date of this Agreement.

“SEC” means the Securities and Exchange Commission or any successor entity.

“Senior Manager” has the meaning ascribed to it in Section 1.10.

“Senior Manager Bonus Amount” means 12.772% of the Net Transaction Amount less (i) 17.5% of the Disbursement Amount and (ii) the Senior Manager Escrow Amount.

“Senior Manager Escrow Amount” means 6.7025% of the Escrow Amount.

“Series Allocation Percentage” shall be the percentage (expressed in decimal form) of the Upfront Consideration allocated for each series of Company Preferred Stock. The Series Allocation Percentage for the Series B-1 Preferred Stock shall be 22.6904%. The Series Allocation Percentage for the Series B-2 Preferred Stock shall be 6.8892%. The Series Allocation Percentage for the Series B-3 Preferred Stock shall be 4.4580%. The Series Allocation Percentage for the Series C Preferred Stock shall be 22.6137%. The Series Allocation Percentage for the Series D Preferred Stock shall be 43.3487%.

“Series B-1 Preferred Stock” shall mean shares of the Company’s Series B Preferred Stock purchased on March 3, 1998.

“Series B-2 Preferred Stock” shall mean shares of the Company’s Series B Preferred Stock purchased on October 13, 1998.

“Series B-3 Preferred Stock” shall mean shares of the Company’s Series B Preferred Stock purchased on May 6, 1999.

“Site” means any of the real properties currently or previously owned, leased, occupied, used or operated by the Company, any predecessors of the Company, or any entities previously owned by the Company, including all soil, subsoil, surface waters and groundwater.

“Stockholder Agent” has the meaning ascribed to it in Section 7.2(g)(i).

“Stockholder Escrow Amount” means 93.2975% of the Escrow Amount.

“Subsidiary” means any Person in which the Company or Acquirer, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least twenty percent (20%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

“Support Agreement” has the meaning ascribed to it in Section 6.3(m) to this Agreement.

“Surviving Corporation” has the meaning ascribed to it in Section 1.1.

“Takeover Statute” means a “fair price,”“moratorium,”“control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including section 203 of the Delaware Law.

“Tax” or “Taxes” means Income Taxes, Other Taxes or both, as the context requires.

“Tax Laws” means the Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

“Tax Returns” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Third Party Claim” has the meaning ascribed to it in Section 7.2(i).

“Third Party Expenses” has the meaning ascribed to it in Section 5.4.

“Total Transaction Amount” means forty-five million dollars ($45,000,000).

“Upfront Consideration” means 82.5% of the Net Transaction Amount; less (i) 82.5% of the Disbursement Amount and (ii) the Stockholder Escrow Amount.

“Warranty Obligations” has the meaning ascribed to it in Section 2.28.

“Working Capital Adjustment” means the amount by which the short term debt (excluding Third Party Expenses) of the Company plus $1,800,000 exceeds, as of the Closing Date, the cash, and cash equivalents, plus credit card receipts processed on the first of the month (if not yet deposited in the Company’s accounts at the Closing) plus short term investments of the Company plus any amounts disbursed by the Company, prior to the Closing Date for Third Party Expenses. For this purpose, cash and cash equivalents will include all amounts on deposit in any Company bank account whether restricted or unrestricted.

IN WITNESS WHEREOF, Acquirer and the Company, and with respect to Article 7 and Article 9 only, the Stockholder Agent, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

INTRANETS.COM, INC. By /s/ Rick H. Faulk Name Rick H. Faulk Title President and CEO	WEBEX COMMUNICATIONS, INC. By /s/ Subrah S. Iyar Name Subrah S. Iyar Title Chief Executive Officer
ATLANTIC ACQUISITION SUBSIDIARY, INC. By /s/ Bill Heil Name Bill Heil Title President
W CAPITAL PARTNERS, L.P., as STOCKHOLDER AGENT By: WCP 2003 L.L.C., its general partner By /s/ Robert J. Migliorino Name Robert J. Migliorino Title Managing Director